Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of December 8, 2006

among

Pearson Inc.,

the other Seller entities listed on Attachment A,

PGS Holding Corp.,

and

The Veritas Capital Fund III, L.P.

i

		Page

6.8	Indebtedness	43
6.9	Exclusive Dealing	43
6.10	Confidentiality	43
6.11	Financial Statements; Financing Assistance	44
6.12	Leased Real Property	46
6.13	Insurance Policies	46

ARTICLE VII	COVENANTS OF THE PURCHASER	46

7.1	Confidentiality	45
7.2	Support Services	46
7.3	Financing	46
7.4	Credit Support Arrangements	47
7.5	Joint Defense Agreement	47

ARTICLE VIII	COVENANTS OF THE PURCHASER AND THE SELLERS	48

8.1	Commercially Reasonable Efforts	48
8.2	Third Party Consents and Notices	49
8.3	Public Announcements	49
8.4	Tax Matters	49
8.5	Procedures Relating to Tax Claims	52
8.6	Section 338 Election; Election Allocations	53
8.7	Employment Matters	54
8.8	Further Action	58
8.9	No Use of Certain Names	59
8.10	TSA Contract Matters	60
8.11	Novation	62

ARTICLE IX	CONDITIONS TO CLOSING	62

9.1	Conditions to Obligations of the Purchaser and the Sellers	62
9.2	Conditions to Obligation of the Purchaser	62
9.3	Conditions to Obligation of the Sellers	64

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is dated as of December 8, 2006 (this “Agreement”), among Pearson Inc., a Delaware corporation (“Pearson”), the other entities designated as selling entities on Attachment A (Pearson and each such entity is referred to individually as a “Seller” and collectively as the “Sellers”), PGS Holding Corp., a Delaware corporation (the “Purchaser”), and, solely for purposes of Section 10.2(b) and Article XII of this Agreement, The Veritas Capital Fund III, L.P., a Delaware limited partnership (the “Parent”).

WHEREAS, the Sellers of each entity designated as an entity being sold on Attachment A (each such entity is referred to individually as a “Company” and collectively as the “Companies”) own all of the issued and outstanding shares of capital stock or other similar equity interests (the “Equity Interests”) of such Company as set forth in Section 4.2 of the Seller Disclosure Schedule;

WHEREAS, the Sellers desire to sell the Equity Interests of the Companies to the Purchaser, and the Purchaser desires to purchase such Equity Interests from the Sellers, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to the Closing, the Parent will form a Delaware limited liability company (“Holdco LLC”) for the purpose of holding all of the issued and outstanding shares of common stock of the Purchaser; and

WHEREAS, prior to the Closing, the Purchaser will authorize a senior series of preferred stock (“Purchaser Senior Preferred Stock”) and a junior series of preferred stock (“Purchaser Junior Preferred Stock”) pursuant to a Certificate of Designations in accordance with the term sheet attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Acquisition” has the meaning set forth in Section 2.1.

“Action” has the meaning set forth in Section 4.13.

“Actuary’s Letter” has the meaning set forth in Section 8.7.

“ADSP” has the meaning set forth in Section 8.6(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Agreements” means, collectively, the Services Agreement and any other documents executed and delivered in connection with the Acquisition.

“Assets” means the assets of every type and description (including, without limitation, rights under Contracts) that are used, owned, leased or licensed by any Seller or any Affiliate of such Seller (including any of the Companies and their Subsidiaries) principally in connection with the Business, other than Excluded Assets.

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Benefit Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers compensation or other insurance, severance, separation or other employee benefit plan, policy or arrangement of any kind, including, without limitation, any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject thereto), existing at the Closing Date, maintained or contributed to by the Sellers, the Companies or any of their Affiliates, or to which any of them are a party, for the benefit of employees of the Companies, other than any such benefit plan, policy or arrangement maintained, contributed to or established solely to comply with applicable Law.

“Business” means, collectively, on the date hereof, the consulting, systems integration and business process outsourcing businesses (including designing, building and operating clients’ technology based systems) operated by the “Pearson Government Solutions” operating unit of the Sellers, including the Pearson Government Solutions, Inc., Civilian Agency Services, Pearson Analytic Solutions, Inc., Public Health Care, Pearson Performance Solutions, Blueprint Technologies and International divisions of such business unit, other than the business activities set forth on Schedule 1.1(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Business Employees” has the meaning set forth in Section 8.7(a).

“Business Licenses” has the meaning set forth in Section 4.10(b).

“Business Material Adverse Effect” has the meaning set forth in Section 4.1.

“Business Intellectual Property” has the meaning set forth in Section 4.10(a).

“Cap” has the meaning set forth in Section 11.7(b).

“Cash Component” has the meaning set forth in Section 2.1.

“Claim Notice” has the meaning set forth in Section 11.4(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Net Assets” has the meaning set forth in Section 2.4(a).

“Closing Net Assets Statement” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” and “Companies” have the meaning set forth in the recitals hereto.

“Company Benefit Plans” has the meaning set forth in Section 4.14(a).

“Computer Hardware” means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and all network and other communications and telecommunications equipment.

“Computer Software” means any and all computer programs (except for the Mirage computer program), including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form (including, but not limited to, all of the foregoing that is installed on the Computer Hardware) and all documentation, including user manuals relating to the foregoing.

“Confidentiality Agreement” has the meaning set forth in Section 7.1.

“Contract” means any written agreement, contract, commitment or arrangement, including, but not limited to, purchase, sale or other commitments, Government Contracts, distributorship, franchise or similar agreements, patent or trademark licensing agreements (either as licensor or licensee), lease or sublease agreements (either as lessor or lessee), equipment leases, employment agreements, consulting agreements and union or collective bargaining agreements, guarantees, loan agreements, non-competition agreements, severance agreements, letters of credit, joint venture or partnership agreements, and supply or requirements contracts.

“Credit Support Arrangements” mean (a) the letters of credit, guarantees, performance bonds and other credit support arrangements entered into or issued by or on behalf of the Sellers or any of their Affiliates outstanding as of the date of this Agreement in connection with or for the benefit of any of the Companies or the Business and set forth in Section 4.12 of the Seller Disclosure Schedule and (b) subject to the provisions of Section 6.1, any letters of credit, guarantees, performance bonds and other credit support arrangements entered into or issued by or on behalf of the Sellers or any of their Affiliates in connection with or for the benefit of any of the Companies or the Business on or after the date of this Agreement and prior to the Closing Date.

“Current Commitment Letter” means the Initial Commitment Letter or, if the Purchaser obtains alternate financing to the financing contemplated by the Initial Commitment Letter, in lieu of the Initial Commitment Letter, the one or more commitment letters pursuant to which the financing sources identified therein have agreed, subject to the conditions set forth therein, to provide the alternate financing specified therein to the Purchaser or an Affiliate thereof for the purpose, among other things, of consummating the transactions contemplated by this Agreement.

“DB Members” has the meaning set forth in Section 8.7(h).

“DC Members” has the meaning set forth in Section 8.7(h).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6. §§18-101 to 18-1109, as amended from time to time.

“Designated Purchaser Entities” has the meaning set forth in Section 2.1.

“Election Allocations” has the meaning set forth in Section 8.6(c).

“Election Notice” has the meaning set forth in Section 8.5(b).

“Environmental Laws” means all federal, state, local or foreign laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law, restrictions and licenses, in each case in effect on the Closing Date, which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (b) impose liability with respect to any of the foregoing, including without limitation, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act ( 42 U.S.C. §§ 300f et seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42

U.S.C. § 9601 et seq.), and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

“Equity Interests” has the meaning set forth in the recitals hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means (a) any rights to any of the Names, (b) books, data, documents, and records, whether in paper or electronic form, and including all items, documents and records identified in Fed. R. Civ,. P. 34 (a) (1) effective December 1, 2006, relating to the TSA Contract, the subpoenas issued to NCS Pearson, Inc. and Pearson Government Solutions, Inc. by the United States Department of Homeland Security Inspector General regarding the TSA Contract, any Action relating thereto or any review, analysis or investigation conducted by or on behalf of the Sellers, the Companies or their Affiliates, or any agency or entity of the United States Government, relating thereto and (c) the assets set forth in Section 1.1(a) of the Seller Disclosure Schedule.

“Final Net Assets” means the Closing Net Assets (a) as shown in the Closing Net Assets Statement delivered by the Purchaser to Pearson pursuant to Section 2.4(a), if no Notice of Objection with respect thereto is timely delivered by Pearson to the Purchaser pursuant to Section 2.4(b); or (b) if a Notice of Objection is so delivered, (i) as agreed by the Purchaser and Pearson pursuant to Section 2.4(c) or (ii) in the absence of such agreement, as shown in the Independent Accounting Firm’s calculation delivered pursuant to Section 2.4(c).

“Financial Statements” has the meaning set forth in Section 4.5(b).

“Foreign Company Benefit Plans” has the meaning set forth in Section 4.14(a).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Government Bid” means any offer, quotation, bid or proposal to sell products or services primarily relating to the Business made by the Sellers and their Affiliates (including the Companies and their Subsidiaries) to any Governmental Entity or any prime contractor prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, Government Bid, change order, arrangement or other commitment or funding vehicle of any kind primarily relating to the Business that is between any Seller or any of its Affiliates

(including the Companies and their Subsidiaries), on the one hand, and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b), on the other hand.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Hazardous Substances” means any quantity of PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound, asbestos containing materials, lead-based paint as well as any chemical or chemical compound identified, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, hazardous or toxic substance, hazardous material, extremely hazardous substance or chemical, hazardous or special waste under Environmental Laws, whether solid, liquid or gas.

“Holdco Equity Component” has the meaning set forth in Section 2.1.

“Holdco LLC” has the meaning set forth in the recitals hereto.

“Holdco LLC Agreement” has the meaning set forth in Section 2.3(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board consistently applied.

“Indebtedness” means, with respect to any Person, (a) any indebtedness for borrowed money of such Person, (b) any synthetic lease obligations or any other similar lease obligations of such Person, (c) any obligations of such Person under any derivative agreements or any other similar agreements (including interest-rate, exchange-rate, commodity and equity-linked agreements), (d) any obligations of such Person in respect of off-balance-sheet agreements or transactions that are in the nature of, or in substitution of, financings, and (e) any indebtedness or other obligations of any other Person of the type specified in clauses (a), (c) or (d) of this definition, the payment or collection of which such Person has guaranteed or in respect of which such Person is liable, contingently or otherwise, including liable by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions or otherwise to assure a creditor against loss.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of Article XI of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of Article XI of this Agreement.

“Independent Accounting Firm” has the meaning set forth in Section 2.4(c).

“Initial Commitment Letter” has the meaning set forth in Section 5.6.

“Initial Financing Source” has the meaning set forth in Section 5.6.

“Intellectual Property” means (a) all foreign and domestic inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all foreign and domestic trademarks, service marks, trade dress, logos, trade names, brand names, Internet domain names, corporate names, and other indicia of origin and including all goodwill associated therewith and symbolized thereby, and all applications, registrations, and renewals in connection therewith, (c) all foreign and domestic published and unpublished works of authorship, whether copyrightable or not (including, but not limited to, Computer Software), all copyrights therein and thereto, all rights to database information, and all applications, registrations, restorations, reversions, and renewals in connection therewith, together with all translations, adaptations, derivations, and combinations thereof (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) other intellectual property or proprietary rights, all rights, including rights of privacy, and (g) all claims or causes of action arising out of or relating to any infringement, misappropriation or other violation of any of the foregoing, including, but not limited to, rights to recover for past, present and future violations thereof.

“IT Systems” means Computer Hardware and Computer Software; electronic data processing, recordkeeping, communications, telecommunications, networking, and account, inventory, and database management systems operated on or by the Computer Hardware or Computer Software; and Internet websites and related content.

“Joint Defense Agreement” has the meaning set forth in Section 7.5.

“Jointly Controlled Tax Claim” has the meaning set forth in Section 8.5(d).

“Knowledge of the Sellers”, “Sellers’ Knowledge” and words of similar import mean, with respect to any Seller, the actual knowledge of the persons identified on Schedule 1.1(c).

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.8(b).

“Leases” has the meaning set forth in Section 4.8(b).

“Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance.

“Losses” has the meaning set forth in Section 11.2.

“Material Contract” has the meaning set forth in Section 4.12.

“Member Employees” has the meaning set forth in Section 8.7(i).

“Names” means “Pearson”, “NCS”, any name, logo, domain name or trademark that includes “Pearson”, “NCS”, any variations and derivatives thereof, and any other logos or trademarks of the Sellers or their Affiliates (other than the Companies and their Subsidiaries).

“Net Assets” as of any date means, with respect to the Business:  (a) cash; plus (b) accounts receivable, net, inventory, prepaid expenses, property, plant and equipment, net, and lease deposits; minus (c) accounts payable, accrued expenses, and income Taxes, and shall be calculated in accordance with the same accounting principles, practices, methodologies and policies used in the preparation of the balance sheet included in the Unaudited Financial Statements; provided that, Net Assets shall not include assets or liabilities in respect of the Advanced Training Center business of Pearson Analytic Solutions, Inc.

“Notice of Objection” has the meaning set forth in Section 2.4(b).

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Other Antitrust Laws” means the antitrust and competition Laws of all jurisdictions other than those of the United States and any foreign investment Laws.

“Other Financing” has the meaning set forth in Section 6.11.

“Outside Date” has the meaning set forth in Section 10.1(a)(ii).

“Parent” has the meaning set forth in the preamble hereto.

“Payment Date” has the meaning set forth in Section 8.7(j).

“Pearson Plan” has the meaning set forth in Section 8.7(h).

“Pearson Plan Debt” has the meaning set forth in Section 8.7(j).

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith and for which appropriate reserves have been established, (b) Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the ordinary course of business, that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith and for which appropriate reserves have been established, (c) Liens that will be released prior to or as of the Closing, (d) zoning and building restrictions, easements, covenants, rights-of-way and similar restrictions (which are not materially violated by the existing usage of and improvements on such property), and (e) those Liens and other matters listed on Schedule 1.1(d).

“Permitted Reorganization” means a reorganization of assets owned by the Sellers and their Affiliates to be completed on or prior to the Closing Date to effect (a) any one or more transfers, upon terms and conditions reasonably satisfactory to the Purchaser, (i) of Assets and liabilities relating to the Business to the Companies or their Subsidiaries from the Sellers or Affiliates of the Sellers (other than the Companies or their Subsidiaries) and (ii) of other assets and liabilities not relating to the Business from the Companies or their Subsidiaries to the Sellers or Affiliates of the Sellers (other than the Companies or their Subsidiaries), (b) the lease or sublease to a Company or any of its Subsidiaries, upon terms and conditions reasonably satisfactory to the Purchaser, of Leased Real Property that is currently leased by or to an entity other than such Company or Subsidiary, (c) the transfer of the Excluded Assets to the Sellers or Affiliates of the Sellers (other than the Companies or their Subsidiaries) and (d) (i) the repayment of Indebtedness between the Companies and their Subsidiaries and their Affiliates and (ii) the sweeping to accounts of the Sellers funds in the bank accounts of the Companies and their Subsidiaries or otherwise transferring, or causing to be transferred, to the Sellers all cash and cash equivalents of the Companies and their Subsidiaries, including without limitation by issuing capital stock or other equity interests in the Companies and their Subsidiaries to the Sellers and the Companies, respectively (it being understood and agreed that any such stock or interest issued to the Sellers shall constitute Equity Interests to be sold to the Purchaser upon the terms and subject to the conditions set forth in this Agreement), so that, upon the consummation of such one or more transfers or transactions pursuant to clauses (a), (b), (c) and (d) above, the Companies and their Subsidiaries will own all of the Assets (including, without limitation, rights under Contracts) free and clear of all Liens, other than Permitted Liens, Liens affecting the fee ownership of any Leased Real Property or as otherwise disclosed in this Agreement or Section 4.9 of the Seller Disclosure Schedule.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Entity or other legal entity.

“PGS” means Pearson Government Solutions, Inc., a Delaware corporation.

“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date or, as the context may require, all such periods. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

“Pre-Closing Period” means any taxable period or portion thereof ending on or before the Closing Date or, as the context may require, all such periods. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends at the end of the Closing Date shall constitute a Pre-Closing Period.

“Preferred Stock Component” has the meaning set forth in Section 2.1.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Disclosure Schedule” has the meaning set forth in preamble to Article V.

“Purchaser Group Member” means the Purchaser and any Designated Purchaser Entities and their respective directors, officers, employees, agents, attorneys and consultants, and their respective successors and assigns.

“Purchaser Junior Preferred Stock” has the meaning set forth in the recitals hereto.

“Purchaser Material Adverse Effect” has the meaning set forth in Section 5.1.

“Purchaser Senior Preferred Stock” has the meaning set forth in the recitals hereto.

“Purchaser’s Plan” has the meaning set forth in Section 8.7(h).

“Purchaser’s 401(k) Plan” has the meaning set forth in Section 8.7(d).

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into or through the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any real property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Restricted Business” means the Business in the United States of America conducted by the Sellers and their Affiliates (including the Companies and their Subsidiaries); provided that, Restricted Business shall not include (a) any business that Pearson plc or any of its Affiliates (not including the Companies and their Subsidiaries) engage in prior to the Closing, (b) any business engaged in by the assessments and testing business of Pearson plc and their Affiliates (not including the Companies and their Subsidiaries), (c) any business engaged in by Knowledge Analysis Technologies, LLC or (d) any business that Pearson plc or any of its Affiliates (not including the Companies and their Subsidiaries) engage in at the request of the Companies or their Subsidiaries.

“Retention/Severance Agreements” has the meaning set forth in Section 8.7(c).

“Review Period” has the meaning set forth in Section 2.4(b).

“Rule 144A Offering” has the meaning set forth in Section 6.11.

“Section 338(h)(10) Election” has the meaning set forth in Section 8.6(a).

“Section 338 Forms” has the meaning set forth in Section 8.6(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” have the meaning set forth in the preamble hereto.

“Seller Benefit Plans” has the meaning set forth in Section 4.14(a).

“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article III.

“Seller Group Member” means the Sellers and their directors, officers, employees, agents, attorneys and consultants, and their successors and assigns.

“Seller Indemnified Parties” has the meaning set forth in Section 11.3.

“Seller Material Adverse Effect” has the meaning set forth in Section 3.1.

“Seller’s 401(k) Plan” has the meaning set forth in Section 8.7(d).

“Services Agreement” means the services agreement between the Sellers and the Purchaser, to be dated as of the Closing Date, in the form attached hereto as Exhibit B.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Tax” or “Taxes” means any and all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, occupation, severance, unemployment, social security, workers’ compensation, capital, premium and other taxes, including any interest, penalties or additions to tax attributable to the foregoing.

“Tax Claim” means (a) any written claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification of the Purchaser or Sellers under this Agreement, or (b) a rejection by a Taxing Authority of a claim for a Tax refund with respect to a taxable period of each Company or the Business ending on or before the Closing Date.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Tax Deductible” has the meaning set forth in Section 11.6(a).

“Termination Fee” has the meaning set forth in Section 10.2(b).

“Third Party Claim” has the meaning set forth in Section 11.4(a).

“Third Party Licenses” has the meaning set forth in Section 4.10(b).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“TSA Action” has the meaning set forth in Section 8.10(a).

“TSA Contract” means Transportation Security Administration Contract No. DTSA20-02-C-00400, with an effective date of February 25, 2002, which was initially awarded as Contract No. DTSA59-02-C-00400.

“TSA Contract Indemnitee” has the meaning set forth in Section 8.10.

“UK Business Employees” has the meaning set forth in Section 8.7(g).

“Unaudited Financial Statements” has the meaning set forth in Section 4.5(b).

“9/30 Calculation” has the meaning set forth in Section 2.4(a).

“9/30 Net Assets” has the meaning set forth in Section 2.4(a).

1.2           Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes, Attachments and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes, Attachments and other attachments to, this Agreement; (c) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (d) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; and (f) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE

2.1           Purchase and Sale of the Equity Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing the Sellers shall sell the Equity Interests of each Company to the Purchaser (or such one or more Affiliates of the Purchaser as may be designated by the Purchaser in writing to the Sellers at or prior to the Closing and joined as parties to this Agreement in accordance with Section 12.4 (the “Designated Purchaser Entities”)) with respect to each Company on Attachment A, and the Purchaser (or, in lieu thereof, the one or more Designated Purchaser Entities) shall so purchase such Equity Interests from the Sellers. The purchase price for the Equity Interests shall be (a) $570,000,000 in cash (the “Cash Component”), (b) a number of shares of Purchaser Senior Preferred Stock having an aggregate original stated value of $35,000,000 and a number of shares of Purchaser Junior Preferred Stock having an aggregate original stated value of $5,000,000 (collectively, the “Preferred Stock Component”) and (c) a 10% interest in the same class of securities of Holdco LLC as is issued to the Parent in accordance with the term sheet attached hereto as Exhibit B (the “Holdco Equity Component”) (the items referred to in clauses (a), (b) and (c) being, collectively, the “Purchase Price”). The Purchase Price shall be paid as provided in Section 2.3 and shall be subject to adjustment as provided in Section 2.4. The Purchase Price shall be allocated among the Companies in accordance with Section 8.6(c) of this Agreement. The purchase and sale of the Equity Interests is referred to herein as the “Acquisition”.

2.2           Closing Date. The closing of the Acquisition (the “Closing”) shall take place at such date, time and place after satisfaction (or waiver as provided herein) of the conditions set forth in Article IX (other than those conditions that by their nature will be satisfied at the Closing) as shall be agreed in writing by Pearson and the Purchaser, which shall be no later than the Outside Date. The date on which the Closing occurs is referred to herein as the “Closing Date.”  Subject to the provisions of Section 10.1(a)(ii), the Purchaser and the Sellers shall use commercially reasonable efforts to schedule a Closing on or before February 15, 2007.

2.3           Transactions to be Effected at the Closing.

(a)       At the Closing, the Purchaser shall deliver to Pearson, for itself and as agent for the other Sellers, (i) the Cash Component Price by wire transfer of immediately available funds to an account or accounts designated in writing by Pearson to the Purchaser no later than two Business Days prior to the Closing Date, (ii) stock certificates (in such denominations and registered in such name(s) as Pearson shall request (the “Preferred Stock Certificates”)) representing the Preferred Stock Component and (iii) a limited liability company operating agreement of Holdco LLC (the “Holdco LLC Agreement”) evidencing the issuance to Pearson of the Holdco Equity Component. In addition, at the Closing, the Purchaser shall deliver to the Sellers all agreements, certificates and other documents necessary to satisfy any condition referred to in Section 9.3.

(b)       At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser (i) the original certificates representing all of the Equity Interests of the Companies, which certificates shall be either duly endorsed for transfer to, or accompanied by stock powers duly endorsed in blank in favor of, the Purchaser (or the one or more Designated Purchaser Entities), as applicable, with respect to each Company on Attachment A and otherwise in form acceptable for transfer on the books of the Companies and (ii) $10,000,000 in cash to provide for deferred revenue of the Business. In addition, at the Closing, the Sellers shall deliver to the Purchaser all agreements, certificates and other documents necessary to satisfy any condition referred to in Section 9.2.

2.4           Closing Net Assets.

(a)       Within 90 days after the Closing Date, the Purchaser will prepare, or cause to be prepared, and deliver to Pearson (i) an unaudited statement (the “Closing Net Assets Statement”), which shall set forth the Purchaser’s calculation of Net Assets as of the close of business on the Closing Date (“Closing Net Assets”), and (ii) an unaudited statement (the “9/30 Calculation”), which shall set forth the Purchaser’s calculation of Net Assets as of the close of business on September 30, 2006 (the “9/30 Net Assets”). The Closing Net Assets Statement and 9/30 Calculation shall be prepared in accordance with the accounting principles, methodologies and policies used in the preparation of the balance sheet included in the Unaudited Financial Statements, with the components thereof calculated in accordance with IFRS in the manner specified in the second sentence of Section 4.5(b), and, notwithstanding anything to the contrary in this Agreement, the Closing Net Assets and the 9/30 Net Assets shall not reflect (i) any assets currently used by the Business but not reflected on the Financial Statements that are transferred to the Business pursuant to the Permitted Reorganization or (ii) any assets not currently used by the Business but reflected on the Financial Statements that are transferred from the Companies or their Subsidiaries pursuant to the Permitted Reorganization.

(b)       Upon receipt from the Purchaser, Pearson shall have 30 days to review the Closing Net Assets Statement and the 9/30 Calculation (the “Review Period”). The Purchaser shall assist, and shall cause the Companies and their Subsidiaries to assist, the Sellers and their respective representatives in their review of the Closing Net Assets Statement and the 9/30 Calculation, shall provide the Sellers and their respective representatives with any information reasonably requested by them and shall give them access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Companies and their Subsidiaries for such purpose. If Pearson disagrees with the Purchaser’s computation of the Closing Net Assets and 9/30 Net Assets, Pearson may, on or prior to the last day of the Review Period, deliver a notice to the Purchaser (the “Notice of Objection”), which sets forth its objection to the Purchaser’s calculation of Closing Net Assets or 9/30 Net Assets, provided, however, that the Notice of Objection shall include only objections based on (i) non-compliance with the standards set forth in Section 2.4(a) for the preparation of the Closing Net Assets Statement and the 9/30 Calculation and (ii) mathematical errors in the computation of Closing Net Assets or 9/30 Net Assets. Any Notice of Objection shall specify those items or amounts with which Pearson disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Pearson’s calculation of Closing Net Assets or 9/30 Net Assets based on such objections. To the extent not set forth in the Notice of Objection, Pearson shall be deemed to have agreed with the Purchaser’s calculation of all other items and amounts contained in the Closing Net Assets Statement and 9/30 Calculation. The parties hereto acknowledge that (x) the sole purpose of the determination of Closing Net Assets and 9/30 Net Assets is to adjust the Purchase Price so as to reflect the change in Net Assets, as determined in accordance with Section 2.4(a), from September 30, 2006  to the Closing Date, and (y) the change referred in clause (x) above is to be measured on a completely consistent basis so that the calculation is to be done using the same accounting principles, practices, methodologies and policies used in the preparation of the balance sheet included in the Unaudited Financial Statements, with the components thereof calculated in accordance with IFRS in the manner specified in the second sentence of Section 4.5(b).

(c)       Unless Pearson delivers the Notice of Objection to the Purchaser within the Review Period, the Sellers shall be deemed to have accepted the Purchaser’s calculation of Closing Net Assets, 9/30 Net Assets, the Closing Net Assets Statement, and the 9/30 Calculation shall be final, conclusive and binding on all parties hereto. If Pearson delivers the Notice of Objection to the Purchaser within the Review Period, the Purchaser and Pearson shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Net Assets and 9/30 Net Assets. If, at the end of such period or any mutually agreed extension thereof, the Purchaser and Pearson are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent public accounting firm mutually acceptable to the Purchaser and Pearson (the “Independent Accounting Firm”). If the Purchaser and Pearson are unable so to agree, each shall select a nationally recognized independent accounting firm and those two firms shall select a third such firm, in which event “Independent Accounting Firm” shall mean the third such firm. The parties shall instruct the Independent Accounting Firm promptly to review this Section 2.4 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Net Assets or 9/30 Net Assets set forth in the Closing Net Assets Statement or 9/30 Calculation, respectively, require adjustment. The Independent Accounting Firm shall base its determination solely on written submissions by the Purchaser and Pearson and not on an independent review. The Purchaser and the Sellers shall make available to the Independent Accounting Firm all relevant books and records and other items reasonably requested by the Independent Accounting Firm. As promptly as practicable, but in no event later than 45 days after its retention, the Independent Accounting Firm shall deliver to the Purchaser and Pearson a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Net Assets and 9/30 Net Assets to the extent such items were in dispute; provided, however, that in no event shall (i) Closing Net Assets as determined by the Independent Accounting Firm be less than the Purchaser’s calculation of Closing Net Assets set forth in the Closing Net Assets Statement nor more than Pearson’s calculation of Closing Net Assets set forth in the Notice of Objection or (ii) 9/30 Net Assets as determined by the Independent Accounting firm be less than the Purchaser’s calculation of 9/30 Net Assets set forth in the 9/30 Calculation nor more than Pearson’s calculation of 9/30 Net Assets as set forth in the Notice of Objection. The decision of the Independent Accounting Firm shall be final, conclusive and binding on the parties. After the final determination of Closing Net Assets and 9/30 Net Assets, the Sellers shall have no further right to make any claims against the Purchaser in respect of any element of Closing Net Assets or 9/30 Net Assets that Pearson raised or could have raised in the Notice of Objection. The Purchaser and the Sellers shall each pay their own costs and expenses incurred under this Section 2.4. The Independent Accounting Firm shall allocate its fees, costs and expenses in accordance with the percentage which the portion of the contested amount not awarded to the Purchaser, on the one hand, and the Sellers, on the other hand, bears to the amount actually contested by or on behalf of such parties.

(d)       Adjustments to Purchase Price.

(i)            Net Assets Adjustment. The Purchase Price shall be increased by the amount by which Final Net Assets exceeds 9/30 Net Assets, as finally determined pursuant to this Section 2.4, and the Purchase Price shall be decreased by the amount by which Final Net Assets is less than 9/30 Net Assets, as finally determined pursuant to this Section 2.4.

(ii)           Collar. Any adjustment to the Purchase Price to be made pursuant to Section 2.4(d)(i) shall be made in favor of the Sellers or the Purchaser, as the case may be, only to the extent that the adjustment called for by Section 2.4(d)(i) (whether positive or negative) exceeds $3,000,000.

(iii)          Payment of Adjustment to Purchase Price. Any adjustment payments required pursuant to Section 2.4(d)(i) after applying the provisions of Section 2.4(d)(ii) shall be made by the Purchaser or the Sellers, as the case may be, within five Business Days after the determination of the Final Net Assets and the 9/30 Net Assets, by wire transfer in immediately available funds, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

(e)       Except for the consummation of the Acquisition and the other transactions contemplated hereby, the Purchaser and the Sellers agree that on the Closing Date the Companies and their Subsidiaries shall conduct their business in the ordinary course in a manner substantially consistent with past practice. Following the Closing and through the resolution of an adjustment to the Purchase Price pursuant to this Section 2.4, the Purchaser shall not take any action with respect to the accounting books and records of the Companies and their Subsidiaries on which the Closing Net Assets and 9/30 Net Assets are to be based that are not consistent with the past practices of the Companies and their Subsidiaries or which would make impossible or impracticable the calculation of any adjustment to the Purchase Price contemplated by this Section 2.4. Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the balance sheet in the Unaudited Financial Statements except as a result of events occurring after such date and, in such event, only in a manner consistent with the past practices of the Companies and their Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS AND THE EQUITY INTERESTS

The Sellers, jointly and severally, represent and warrant to the Purchaser that, subject to the disclosure set forth in the schedules delivered by the Sellers to the Purchaser on the date hereof (collectively, the “Seller Disclosure Schedule”), each statement contained in this Article III is true and correct as of the date hereof. Notwithstanding anything to the contrary contained herein, each section of the Seller

Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Seller Disclosure Schedule only to the extent such disclosure and incorporation by reference is reasonably apparent to a third party.

3.1           Organization and Good Standing. Each Seller is a legal entity duly organized, validly existing and in good standing (if such concept is applicable) under the laws of the jurisdiction of its organization and has all requisite corporate or other similar legal power to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Sellers to consummate the Acquisition and the other transactions contemplated hereby (a “Seller Material Adverse Effect”).

3.2           Authority and Enforceability. Each Seller has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other similar action on the part of such Seller. This Agreement has been, and at the Closing each Ancillary Agreement to which such Seller is a party will be, duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery hereof and thereof by the Purchaser, constitutes, and when executed will constitute, the valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

3.3           No Conflicts; Consents.

(a)       Except as set forth in Section 3.3(a) of the Seller Disclosure Schedule, the execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is a party do not or will not, when executed and delivered, and the consummation by such Seller of the Acquisition and the other transactions contemplated hereby and thereby will not, (i) violate the provisions of the charter, articles or certificate of incorporation or any other organizational document or bylaws or other constitutive document of such Seller, (ii) violate any Material Contract to which such Seller is a party or by which properties of such Seller (with respect to the Business) are bound, (iii) require any consent, approval or waiver from, or notice to, any party to any Material Contract to which such Seller (with respect to the Business) is a party or by which properties of such Seller (with respect to the Business) are bound, or (iv) assuming compliance by such Seller with the matters referred to in Section 3.3(b), violate any Order or Law applicable to such Seller, except in the case of clause (iv) above where such violation would not have a Seller Material Adverse Effect.

(b)       No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to any Seller in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which such Seller is a party or the consummation of the Acquisition or the other transactions contemplated hereby or thereby, except for such Authorizations, Orders, registrations, declarations, filings and notices (i) as may be required under the HSR Act and the Other Antitrust Laws, or (ii) as set forth in Section 3.3(b) of the Seller Disclosure Schedule.

3.4           The Equity Interests. Each Seller has good and valid title to the Equity Interests of the applicable Company set forth next to such Seller’s name in Attachment A, free and clear of all Liens except as set forth in Section 3.4 of the Seller Disclosure Schedule. Where required by Law, each Seller’s ownership of the applicable Equity Interests has been duly recorded in all applicable Company registers. Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Equity Interests, upon delivery to the Purchaser at the Closing of the certificates representing the Equity Interests, duly endorsed by the applicable Sellers for transfer to the Purchaser or accompanied by duly endorsed stock powers pursuant to Section 2.3(b), and upon the Sellers’ receipt of the Purchase Price pursuant to Section 2.3(a), good and valid title to the Equity Interests will pass to the Purchaser, free and clear of any Liens, other than those arising from acts of the Purchaser or its Affiliates. Other than this Agreement, the Equity Interests are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Equity Interests.

3.5           Section 338(h)(10) Election. NCSP Holdings, Inc. is eligible to join with the Purchaser in making the Section 338(h)(10) Election with respect to the acquisition by the Purchaser of PGS.

3.6           Acquisition for Investment. The Preferred Stock Component and the Holdco Equity Component acquired by the Sellers pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act or any other applicable securities law. Sellers shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Preferred Stock Component or the Holdco Equity Component acquired by them, in violation of any of the registration requirements of the Securities Act or any other applicable securities law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES

The Sellers, jointly and severally, represent and warrant to the Purchaser that, subject to the disclosure set forth in the Seller Disclosure Schedule, each statement contained in this Article IV is true and correct as of the date hereof. Notwithstanding anything to the contrary contained herein, each section of the Seller Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Seller Disclosure Schedule only to the extent such disclosure and incorporation by reference is reasonably apparent to a third party.

4.1           Organization and Good Standing. Each Company is a legal entity duly organized, validly existing and in good standing (if such concept is applicable) under the laws of its jurisdiction of organization, has all requisite corporate or other similar legal power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Business Material Adverse Effect. For purposes of this Agreement the term “Business Material Adverse Effect” means any change, circumstance or effect that, individually or in the aggregate, (a) is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Business (including the Leased Real Property) or (b) materially impairs, prevents or delays the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that, for purposes of clause (a) above, none of the following, either alone or in combination, shall be considered in determining whether there has been a “Business Material Adverse Effect”:  (i) any change affecting general national, international or regional political, economic, financial or capital market conditions, including changes in interest or exchange rates; (ii) any change generally affecting the industries in which the Business operates, which change does not have a disproportionate adverse impact on the Business; (iii) any change in Law, GAAP or IFRS, or any interpretation thereof; (iv) acts of war, sabotage or terrorism, or any escalation or worsening thereof which do not have a disproportionate adverse impact on the Business; (v) any change relating to or arising from the execution of this Agreement or the Ancillary Agreements or the announcement of the transactions contemplated hereby or thereby; (vi) any breach by the Purchaser of any provision of this Agreement or the Ancillary Agreements; and (vii) any action taken at any Purchaser’s request by the Business, the Sellers, the Companies or any of their respective Affiliates.

4.2           Capitalization. The authorized share capital, capital stock or other equity interests of each Company, the issued and outstanding capital stock or other equity interests of each Company, and the owner of record of such issued and outstanding capital stock or other equity interests of each Company are set forth in Section 4.2 of the Seller Disclosure Schedule. All issued and outstanding Equity Interests of each Company are duly authorized, validly issued, fully paid and nonassessable. Other than the Equity Interests and as set forth in Section 4.2 of the Seller Disclosure Schedule, the Companies do not have issued and outstanding any capital stock or other equity interests or any other securities, options, warrants or other rights exercisable or exchangeable for or convertible into capital stock or other equity interests of the Companies.

4.3           Subsidiaries of the Companies. Each Subsidiary of the Companies is a legal entity duly organized, validly existing and in good standing (if such concept is applicable) under the laws of its jurisdiction of organization, has all requisite corporate or other similar legal power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Business Material Adverse Effect. Section 4.3 of the Seller Disclosure Schedule contains a true and complete list of the Subsidiaries of the Companies and sets forth, with respect to each such Subsidiary, the jurisdiction of formation, the authorized, issued and outstanding capital stock or other similar equity interests of such Subsidiary and the owner of record of such issued and outstanding capital stock or other equity interests. All of the issued and outstanding capital stock or other equity interests of the Subsidiaries of the Companies are duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens. The capital stock or other similar equity interests of the Subsidiaries of the Companies are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such capital stock or equity interests. Other than such capital stock or equity interests and as set forth in Section 4.3 of the Seller Disclosure Schedule, the Subsidiaries of the Companies do not have issued and outstanding any capital stock or other equity interests or any other securities, options, warrants or other rights exercisable or exchangeable for or convertible into capital stock or other equity interests of such Subsidiaries.

4.4           No Conflicts; Consents.

(a)       Except as set forth in Section 4.4(a) of the Seller Disclosure Schedule, the execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is a party do not or will not, when executed and delivered, and the consummation by such Seller of the Acquisition and the other transactions contemplated hereby and thereby will not, (i) violate the provisions of the charter, articles or certificate of incorporation or any other organizational document or bylaws or other constitutive document of any Company or any Subsidiary thereof, (ii) result in a breach of, constitute a default under, or result in the acceleration of material obligations, loss of material benefit or increase in any material liabilities or fees under, or create in any party the right to terminate, cancel or modify, any Material Contract, (iii) require any consent, approval or waiver from, or notice to, any party to any Material Contract, or (iv)  assuming compliance by the Sellers with the matters referred to in Section 4.4(b), violate any Law applicable to any Company or any Subsidiary thereof on the date hereof, except in the case of clause (iv) above where such violation would not have a Business Material Adverse Effect.

(b)       No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to the Companies or any Subsidiary thereof in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, except for such Authorizations, Orders, registrations, declarations, filings and notices (i) as may be required under the HSR Act and the Other Antitrust Laws, or (ii) as set forth in Section 4.4(b) of the Seller Disclosure Schedule.

4.5           Financial Statements.

(a)       Set forth in Section 4.5(a)(1) of the Seller Disclosure Schedule are the audited combined balance sheet of the Business as of December 31, 2005 and December 31, 2004 and the audited combined statements of operations, of owner’s equity and comprehensive income and of cash flows for the years ended December 31, 2005, December 31, 2004, and December 31, 2003 (collectively, the “Audited Financial Statements”). Except as set forth in Section 4.5(a)(2) of the Seller Disclosure Schedule, the Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and on such basis fairly present, in all material respects, the financial position of the Business as of the respective dates referred to therein and the results of operations and cash flows for the Business for the respective periods covered thereby.

(b)       Set forth in Section 4.5(b)(1) of the Seller Disclosure Schedule are the unaudited combined balance sheet of the Business as of September 30, 2006 and the unaudited combined statements of operations and of cash flows for the Business for the nine-month period ended September 30, 2006 (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in Section 4.5(b)(2) in the Seller Disclosure Schedule, the Unaudited Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and on such basis fairly present in all material respects the financial position of the Business as of September 30, 2006 and the results of operations and cash flows of the Business for the nine-month period ended September 30, 2006, subject to normal year-end adjustments (none of which, individually or in the aggregate, will be material) and the absence of notes.

4.6           Taxes.

(a)       Except as set forth in Section 4.6(a) of the Seller Disclosure Schedule, all Tax Returns required to have been filed by the Companies and their Subsidiaries (including any Tax Return for an “affiliated group,” as defined in Section 1504 of the Code, which includes the Company and/or any Subsidiary of the Company), or by each Affiliate of the Company or their Subsidiaries that holds or has held the Assets or the Business in respect of such Assets or the Business, have been timely filed, and each such Tax Return accurately reflects the liability for Taxes in all respects. All Taxes due (whether or not shown on such Tax Returns) have been paid.

(b)       Except as set forth in Section 4.6(b) of the Seller Disclosure Schedule, there is no pending or, to the Sellers’ Knowledge, threatened audit or assessment against the Companies or their Subsidiaries in respect of any Taxes. There are no Liens on any of the assets of the Companies or their Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.

(c)       Except as set forth in Section 4.6(c) of the Seller Disclosure Schedule, the Companies and their Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or any third party.

(d)       Except as set forth in Section 4.6(d) of the Seller Disclosure Schedule, the Companies and their Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)       No written claim has been made by any Taxing Authority in a jurisdiction where any of the Companies or their Subsidiaries does not file Tax Returns that it is or may be subject to Tax in such jurisdiction.

(f)        The Companies and their Subsidiaries are not a party to any Tax allocation or sharing agreement, except for any such agreement to be terminated on the date before the Closing Date pursuant to Section 8.4(b).

(g)       None of the Companies is required to include in income any adjustment pursuant to Section 481 of the Code.

(h)       None of the Companies is party to any agreement that could require it to pay any amount that would not be deductible under Section 280G of the Code.

(i)        None of the Companies has filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code or engaged in a “listed” transaction within the meaning of Treasury Regulation Section 1.6011-4.

(j)        During the last five years, none of the Companies was a distributing or controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(k)       None of the Companies has liability for Taxes of any other Person under any agreement or understanding, by contract or indemnity or otherwise.

4.7           Compliance with Law; Authorizations. The Business, including the Leased Real Property, is in compliance with all Laws to which the Business is subject, except where such failure to comply would not have a Business Material Adverse Effect. The Business owns, holds, possesses or lawfully uses in the operation of its business (and the Leased Real Property) all Authorizations which are necessary for it to conduct its business as now conducted and to operate the Leased Real Property, and such

Authorizations are valid and in full force and effect, except where any such failure or failure to so own, hold or possess would not have a Business Material Adverse Effect. The Sellers and their Affiliates (including the Companies and their Subsidiaries) are in compliance with the terms of such Authorizations.

4.8           Real Property.

(a)       The Sellers or their Affiliates (other than the Companies and their Subsidiaries) do not own any real property used principally in connection with the Business. The Companies and their Subsidiaries do not own any real property.

(b)       Section 4.8(b) of the Seller Disclosure Schedule contains a list of all leases, subleases, licenses, contracts and any other agreements of real property under which the Sellers or their Affiliates (including the Companies and their Subsidiaries) are either lessor or lessee, sublessor or sublessee, licensor or licensee, or vendor or vendee, directly or indirectly, relating to real property that is used principally in connection with the Businesses (collectively, the “Leases”). The real property demised under any Lease to the Sellers or their Affiliates (including the Companies and their Subsidiaries) and which is used principally in connection with the Business is referred to herein as the “Leased Real Property”. Section 4.8(b) of the Seller Disclosure Schedule identifies the lessor or lessee, sublessor or sublessee, licensor or licensee, or vendor or vendee, as the case may be, of each parcel of Leased Real Property. The Sellers have made available to the Purchaser a true and complete copy of each Lease, together with any amendments, extensions, assignments or subleases, supplements, side letters, or other modifications related thereto, and any notices of any uncured default related thereto.

(c)       (i) Each Lease is in full force and effect and (ii) there exists no default under any Lease by any Seller or Affiliate of any Seller (including the Companies and their Subsidiaries) party to such Lease or, to the Sellers’ Knowledge, by the other party thereto, except as set forth in Section 4.8(c) of the Seller Disclosure Schedule or where any such default would not have a Business Material Adverse Effect. After giving effect to the Permitted Reorganization, the Companies or their Subsidiaries will be a lessee, sublessee or sub-sublessee of all of the Leased Real Property.

(d)       The leasehold improvements and fixtures located on the Leased Real Property are, to the Knowledge of the Sellers, (i) in good operating condition and repair, subject to ordinary wear and tear, (ii) sufficient for the operation of the Business as presently conducted and (iii) in conformity with all applicable Laws, except where failure to be in such condition would not have a Business Material Adverse Effect.

(e)       Except as disclosed in Section 4.8(b) of the Seller Disclosure Schedule, the Leased Real Property is not subject to any leases, subleases, licenses, concessions or other agreements by the Sellers or their Affiliates granting any third party or parties the right of use or occupancy of any portion of the Leased Real Property.

(f)        None of the Sellers or the Affiliates thereof (including the Companies and their Subsidiaries) is subject to any contractual obligations to purchase, lease or otherwise acquire an interest in any real property.

(g)       The representations and warranties contained in this Section 4.8 are the Sellers’ sole representations and warranties with respect to real property and interests therein.

4.9           The Assets. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, the Assets (including rights under Contracts) constitute and will, as of the Closing Date, constitute all of the assets used and necessary to conduct the Business in substantially the same manner as used and as conducted on the date hereof by the Sellers and their Affiliates (including the Companies and their Subsidiaries) except for the Excluded Assets. As of the Closing Date, the Companies and their Subsidiaries will own all of the Assets (including, without limitation, rights under Contracts) free and clear of all Liens, other than Permitted Liens, Liens affecting the fee ownership of any Leased Real Property or as otherwise disclosed in this Agreement or Section 4.9 of the Seller Disclosure Schedule. All of the Assets, as a whole, are in good condition and repair (subject to ordinary wear and tear), except where failure to be in such condition would not have a Business Material Adverse Effect.

4.10         Intellectual Property.

(a)       Section 4.10(a)(1) of the Seller Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by the Sellers or their Affiliates (including the Companies and their Subsidiaries) relating to the Business that is registered or subject to an application for registration, including, the jurisdictions where registered or where applications have been filed, and all registration or application numbers. Except as set forth in Section 4.10(a)(2) of the Seller Disclosure Schedule, the Business owns or has the right to use all material Intellectual Property necessary to operate the Business as presently conducted (“Business Intellectual Property”). To the Sellers’ Knowledge, no Person is infringing or otherwise violating any Business Intellectual Property owned by the Business.

(b)       Except as set forth in Section 4.10(b) of the Seller Disclosure Schedule or where such default would not have a Business Material Adverse Effect, the Business is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Material Contract pursuant to which any third party is authorized to use any Business Intellectual Property owned by the Business (“Business Licenses”) or pursuant to which the Business is licensed to use Business Intellectual Property owned by a third Person (“Third Party Licenses”).

(c)       As of the date hereof, there are no claims pending nor, to the Sellers’ Knowledge, threatened in writing, against the Business alleging that the Business as currently conducted infringes or otherwise violates the Intellectual Property rights of any Person.

(d)       Except as set forth in Section 4.10(d) of the Seller Disclosure Schedule, the Sellers and their Affiliates (including the Companies and their Subsidiaries) have taken commercially reasonable measures, as appropriate, to maintain in confidence all trade secrets and confidential information of the Business.

(e)       IT Systems of the Business are adequate in all material respects for their intended use and the operation of the Business as conducted on the date hereof, and are in good working condition (normal wear and tear excepted). There has not been any material malfunction with respect to any of Company’s IT Systems since January 1, 2005 that has not been remedied in all material respects. Nothing in this Section 4.10 shall apply to the Mirage computer program, which is addressed in the Services Agreement.

(f)        The representations and warranties contained in this Section 4.10 are the Sellers’ sole representations and warranties with respect to Intellectual Property matters.

4.11         Absence of Certain Changes or Events. Except as set forth in Section 4.11 of the Seller Disclosure Schedule, since December 31, 2005 to the date hereof, (i) the Business has been conducted in the ordinary course of business consistent with past practice and (ii) there has been no Business Material Adverse Effect. Since September 30, 2006, except as set forth in Section 4.11 of the Seller Disclosure Schedule, with respect to the Business, the Sellers and their Affiliates (including the Companies and their Subsidiaries) have not:

(a)       Sold, leased (as lessor or lessee), transferred or otherwise disposed of any Assets, except in the ordinary course of business consistent with past practice;

(b)       Undertaken or committed to undertake capital expenditures exceeding $250,000 in the aggregate per calendar quarter, other than capital expenditures included in the Detailed Capital Expenditure Plan 2006-2008 of the Business (a copy of which has been provided to the Purchaser);

(c)       Instituted any material increases in any compensation of any Business Employee other than salary or hourly increases in the ordinary course of business consistent with past practices or pursuant to employment or collective bargaining agreements, or instituted any material increase in any existing, or instituted any new, profit sharing, bonus, incentive, deferred compensation, severance, termination arrangement, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits, except as required to comply with applicable Law;

(d)       Suffered any damage, destruction or casualty loss (except where such damage, destruction or casualty loss has been fully repaired or restored) with respect to any property (whether or not covered by insurance) which has had, or reasonably can be expected to have a Business Material Adverse Effect;

(e)       Made any payment of payables or collection of receivables, other than in the ordinary course of business consistent with past practice;

(f)        Made any direct or indirect loans or other extensions of credit to any current or former directors, officers, employees, independent contractors, agents or consultants of the Business;

(g)       Granted any Lien (other than Permitted Liens) on the Assets;

(h)       Settled any Action pending or threatened against the Business in excess of $250,000;

(i)        Adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or convert or otherwise change its form of legal entity with respect to any of the Companies or their Subsidiaries;

(j)        Agreed to any material limitations on the Business from engaging or competing in any line of business or in any geographic area or location or otherwise with any Person or from soliciting or hiring any Person;

(k)       Made any material Tax election;

(l)        Authorized, approved, agreed or committed to do any of the foregoing; or

(m)      Acquired or disposed of any undertaking or part of one or transferred the employment of any Business Employee such that the transfer of undertakings (protection of employment) regulations 2006 (or any other domestic implementation of council directive 2001/23/EC) applied or may apply thereto.

4.12         Contracts.

(a)       Section 4.12(a) of the Seller Disclosure Schedule sets forth a list of each Contract to which the Sellers or their Affiliates (including the Companies and their Subsidiaries) relating to the Business is party or by which it is bound (each, a “Material Contract”):

(i)            for the purchase of materials, supplies, goods, services, equipment or other assets (other than Leases, purchase orders or Contracts for services in the ordinary course of business) which (A) provides for annual payments by the Business of $1,000,000 or more and (B) has a residual term as of the date hereof of more than six months;

(ii)           for the sale by the Business of materials, supplies, goods, services, equipment or other assets (other than Leases), and which (A) provides for a specified annual minimum dollar sales amount by the Business of $1,000,000 or more and (B) has a residual term as of the date hereof of more than six months;

(iii)          that is a note, debenture, surety or other bond, equipment trust, letter of credit, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the ordinary course of business) or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person, in any such case which is in excess of $1,000,000;

(iv)          that is a reimbursement agreement for surety or other bonds;

(v)           that contains a covenant not to compete that materially limits the conduct of the business of the Business as presently conducted or materially limits the freedom to engage in any other line of business or from competing in any other line of business or with any Person in any geographical area;

(vi)          (A) that relates to (x) the acquisition, merger or purchase of all or substantially all of the assets or business of any Person involving aggregate consideration of $1,000,000 or more, (y) the purchase or sale of assets, or a series of purchases and sales of assets, involving aggregate consideration of $1,000,000 or more, or (z) the grant to any Person of any preferential rights to purchase any material asset or assets and (B) under which the Business may have any continuing indemnification obligation or any other contingent liability that could reasonably be expected to exceed $1,000,000 in the aggregate (other than under any Leases);

(vii)         that is a collective bargaining agreement or other similar Contract;

(viii)        that is an employment or consulting Contract for any individual with total annual compensation of at least $100,000 (or £75,000 (for UK Business Employees));

(ix)           that provides for indemnification of any officer or director;

(x)            that grants a power of attorney, agency or similar authority to another Person other than in the ordinary course of business;

(xi)           that relates to a material joint venture, partnership, limited liability company, teaming or other Contracts involving a sharing of profits, losses, costs,

or liabilities, relating to any ownership or equity interest in the Business or of any of the Companies or their Subsidiaries;

(xii)          that constitutes a Credit Support Arrangement; and

(xiii)         that is not otherwise described in any of clauses (i) through (xii) above and is material to the Business, taken as a whole (other than under any Leases).

(b)       Each Material Contract required to be listed in Section 4.12(a) of the Seller Disclosure Schedule is valid, binding and in full force and effect, and the Business is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Contract, except in each case (i) where any failure to be valid, binding or in full force and effect or any such default would not have a Business Material Adverse Effect or (ii) as otherwise disclosed in this Agreement or in Section 4.12(b) of the Seller Disclosure Schedule.

4.13         Litigation. Except as set forth in Section 4.13 of the Seller Disclosure Schedule or as may be instituted or threatened after the date of this Agreement, there is no action, suit, proceeding, claim, investigation, arbitration or litigation, other than any EEOC or similar employment-related claim in which the claimant seeks damages of less than $250,000 (each, an “Action”), pending (provided that the foregoing representation is made only to the Seller’s Knowledge with respect to any investigation) or, to the Sellers’ Knowledge, threatened in writing against the Business or any of the Companies and their Subsidiaries or otherwise relating to the Business. Except as set forth in Section 4.13 of the Seller Disclosure Schedule, there is no unsatisfied Order outstanding against the Business, any of the Companies and their Subsidiaries or any of the Assets.

4.14         Employee Benefits.

(a)       Section 4.14(a) of the Seller Disclosure Schedule includes a list of all of the Benefit Plans that are maintained or contributed to solely by the Companies or their Subsidiaries or to which solely the Companies or their Subsidiaries are a party (the “Company Benefit Plans”) and a list of all material Benefit Plans, other than the Company Benefit Plans, that are maintained or contributed to by the Sellers or their Affiliates or to which the Sellers or their Affiliates are a party (the “Seller Benefit Plans”). Such list also identifies those Company Benefit Plans that are maintained or contributed to solely for the benefit of employees of the Companies or its Subsidiaries who are not resident in the United States (the “Foreign Company Benefit Plans”).

(b)       The Sellers have delivered or made available to the Purchaser current, accurate and complete copies of (i) summaries of each material Seller Benefit Plan, (ii) each Company Benefit Plan, (iii) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required, (iv) the most recent determination letter from the Internal Revenue Service, if applicable, with respect to each Benefit Plan, and (v) with respect to each Company Benefit Plan, for the most recent year, (A) the Form 5500 and attached schedules, if applicable, (B) the audited financial statements (if required to be filed with the Form 5500), and (C) the actuarial valuation reports, if any.

(c)       Each Benefit Plan has been maintained and operated in all material respects in accordance with its terms and the Seller’s 401(k) Plan has received a favorable determination letter from the IRS, and no event has occurred and no condition or circumstance existed or exists that reasonably may be expected to result in the disqualification of the Seller’s 401(k) Plan or any Benefit Plan subject to Title IV of ERISA. Each Foreign Company Benefit Plan is in material compliance with all applicable provisions of Laws of the applicable foreign jurisdiction. No non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan. There are no investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) or Actions pending against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan.

(d)       No Company Benefit Plan is subject to Title IV of ERISA and except for the benefit plans set forth on Section 4.14(d) of the Seller Disclosure Schedule, neither the Companies nor their Subsidiaries nor any member of their Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b) or (c) of the Code) has within the last five years, sponsored or contributed to, or has or had any liability or obligation in respect of, any plan subject to Title IV of ERISA.

(e)       Except as set forth in Section 4.14(e) of the Seller Disclose Schedule, neither the Companies nor any of their Subsidiaries have incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Companies nor any of their Subsidiaries, except as required to avoid an excise Tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(f)        Except as set forth in Section 4.14(f) of the Seller’s Disclosure Schedule, no Benefit Plan exists that, as a result of the execution of this Agreement, stockholder approval (if any) of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, or (iii) result in payments which would not be deductible under Section 280G of the Code.

4.15         Labor and Employment Matters. Except as set forth in Section 4.15 of the Seller Disclosure Schedule, neither the Companies nor their Subsidiaries are a party or subject to any labor union or collective bargaining Contract. To the Sellers’ Knowledge, there are no pending or threatened labor disputes, work stoppages, demands for recognition or certification, representation or certification proceedings, requests for representation, pickets, work slow-downs due to labor disagreements or any Actions which involve the labor or employment relations of the Business, including, but not limited to, any Actions relating to unfair labor practice charges, grievances or complaints. No event giving rise to the requirement that notice be given to any employee of the Business under the Worker Adjustment and Retraining Notification Act or under any similar state or local Law has occurred or been announced during the 90-day period ending on the date of this Agreement or any longer period required by any local Law. The Companies and their Subsidiaries are in material compliance will all applicable Laws governing the employment of labor, including, but not limited to, all such applicable Laws relating to wages, hours, collective bargaining, consultation, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

4.16         Environmental. Except as set forth in Section 4.16 of the Seller Disclosure Schedule and except for any matter that would not have a Business Material Adverse Effect, (a) the Business is in compliance with all Environmental Laws in effect as of the Closing Date, (b) the Business possesses and is in compliance with all Authorizations required under any Environmental Law for its conduct and the operations conducted at the Leased Real Property, (c) there are no Actions pending or, to the Knowledge of the Sellers, threatened against the Business alleging a violation of any Environmental Law, (d) to the Knowledge of the Sellers, in each case, there has been no Release at any real property currently or formerly operated by the Sellers or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Substances generated by the Business or any predecessor in interest. The representations and warranties contained in this Section 4.16 are the Sellers’ sole representations and warranties with respect to environmental matters and Environmental Laws.

4.17         Insurance. Section 4.17 of the Seller Disclosure Schedule sets forth a complete and correct list of each material insurance policy which covers the Business or its businesses, properties (including the Leased Real Property), assets, directors or employees. Such list specifies, with respect to each policy, the class of insurance, the name of the insurer, the insurance company policy number, the period of insurance, the policy limit and deductible. Such policies are legally valid, binding and enforceable on a Seller or the applicable Affiliate thereof and, to the Knowledge of the Sellers, the insurers, and are in full force and effect in all material respects, all premiums with respect to such policies are currently paid, and the Business is not in material default with respect to its obligations under any such policy. The Business has timely filed clams with its insurance carriers with respect to all material matters and occurrences for which it has coverage. To the Sellers’ Knowledge, (a) there is no claim pending under any of the material policies relating to the Business for which coverage has been questioned, denied or disputed by an insurance carrier and all litigation covered by such policies has been properly reported to and accepted by the applicable insurer, in each case other than customary reservations of rights; (b) no insurance policy limits have been exhausted or materially reduced with respect to any such insurance policy; and (c) there have been no gaps in professional liability coverage for the Business since January 1, 2004. The Purchaser acknowledges that all such insurance policies will terminate with respect to the Business effective as of the close of business on the Closing Date, other than those material insurance policies identified in Section 4.17 of the Seller Disclosure Schedule as not terminating on the Closing Date, and that such termination shall not constitute a breach of this Section 4.17 or Section 6.1.

4.18         Brokers. Except for fees and commissions of Goldman Sachs & Co., which will be paid by the Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or the Companies.

4.19         No Undisclosed Liabilities. The Business does not have any material liabilities or obligations of a nature required by GAAP to be reflected on or disclosed in the footnotes to a balance sheet of the Business except for (i) liabilities disclosed, reflected or reserved against on the Unaudited Financial Statements, (ii) liabilities incurred after September 30, 2006 in the ordinary course of business, (iii) the matters disclosed in or arising out of matters set forth in Section 4.19 of the Seller Disclosure Schedule, and (iv) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby.

4.20         Security Clearance. Except as may be prohibited by the Industrial Security Manual or applicable foreign security regulations, Section 4.20 of the Seller Disclosure Schedule sets forth a list of all material facility security clearances and all material personnel security clearances held by any officer, director, employee, consultant or agent of the Sellers and their Affiliates (including the Companies and their Subsidiaries), solely relating to the Business. To the Knowledge of the Sellers, there is no proposed or threatened termination of any such facility or personnel security clearances.

4.21         Government Contracts.

(a)   Except as set forth in Section 4.21(a) of the Seller Disclosure Schedule, with respect to each Government Contract entered into since January 1, 2003 or each Government Bid submitted since January 1, 2006 with respect to the Business, (i) the Sellers and their Affiliates (including the Companies and their Subsidiaries) are in compliance with all material terms and conditions and all applicable Laws whether incorporated expressly, by reference or by operation of Law; (ii) the Sellers and their Affiliates (including the Companies and their Subsidiaries) are in compliance with all requirements of all material Laws or agreements pertaining to such Government Contract or Bid (including, without limitation, (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1965, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), and (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations); (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid were current, accurate and complete as of their effective date, and the Sellers and their Affiliates (including the Companies and their Subsidiaries) are, to the extent required, presently in compliance in all material respects with all such representations and certifications; (iv) no written or, to the Sellers’ Knowledge, oral notice has been received by the Sellers and their Affiliates (including the Companies and their Subsidiaries) (and, to the Knowledge of the Sellers, none has been threatened) alleging that any of the Sellers and their Affiliates (including the Companies and their Subsidiaries), or any director, officer or employee of the Business, is in breach or violation of any Law or contractual requirement pertaining to such Government Contract or Government Bid; (v) excluding incurred costs submissions for open years, no material cost incurred by any of the Sellers and their Affiliates (including the Companies and their Subsidiaries) pertaining to such Government Contract or Government Bid has been formally questioned, challenged, or disallowed, nor, to the knowledge of the Sellers, is any such cost the subject of any investigation, by a Governmental Entity; (vi) no money due to any of the Sellers and their Affiliates (including the Companies and their Subsidiaries) pertaining to such Government Contract or Government Bid has been withheld or offset nor has any claim been made to withhold or offset money, and, subject to applicable rate approvals, the Sellers and their Affiliates (including the Companies and their Subsidiaries) are entitled to all progress payments received with respect thereto; and (vii) there are no current notices filed under the Assignment of Claims Act, as amended, with respect to such Government Contract.

(b)   Except as set forth in Section 4.21(b) of the Seller Disclosure Schedule, to the Knowledge of the Sellers, since January  1, 2002, neither any United States Governmental Entity or any foreign Governmental Entity nor any prime contractor, subcontractor or other Person has asserted, in writing, any claim or initiated any dispute proceeding against the Sellers and their Affiliates (including the Companies and their Subsidiaries) relating to Government Contracts or Government Bids of the Business, nor is any Seller or any of the Sellers’ Affiliates (including the Companies and their Subsidiaries) asserting any claim or initiating any dispute proceeding directly or indirectly against any such party concerning any Government Contract or Government Bid relating to the Business. To the Sellers’ Knowledge, Section 4.21(b) of the Seller Disclosure Schedule identifies each Government Contract of the Business which is currently under audit by a United States Governmental Entity or any foreign Governmental Entity that is a party to such Government Contract.

(c)   If required for Contracts with the United States Federal government, the Business’s cost accounting system is in compliance with applicable regulations (including the Federal Acquisition Regulations) and, to the Sellers’ Knowledge, has not been determined by any United States Governmental Entity not to be in compliance with the requirements of the Federal Cost Accounting Standards in any material respect. The rates and rate schedules and other information submitted by any of the Sellers and their Affiliates (including the Companies and their Subsidiaries) or their subcontractors with respect to the Business in support of the negotiation of Government Contracts or Government Bids, or modifications thereto, or in support of requests for payments thereunder, was, as of the date of price agreement or payment submission current, accurate and complete in all material respects.

(d)   None of the Sellers and their respective Affiliates (including the Companies and their Subsidiaries), nor any directors or officers of the Business, nor, as of March 1, 2006, any other employees of the Business, was suspended or debarred from doing business with a United States Governmental Entity or has been declared nonresponsible or ineligible for United States Governmental Entity contracting or subject to administrative, civil or criminal investigation or indictment. To the Sellers’ Knowledge, there are no matters pending with respect to the Business that are believed reasonably likely to lead to the institution of suspension or debarment proceedings against any of the Sellers and their Affiliates (including the Companies and their Subsidiaries).

4.22         Export/Foreign Corrupt Practices Act. With respect to the Business, except as set forth in Section 4.22 of the Seller Disclosure Schedule:

(a)   the Sellers and their Affiliates (including the Companies and their Subsidiaries) are in compliance with all export control Laws;

(b)   the Sellers and their Affiliates (including the Companies and their Subsidiaries) have all necessary authority under the export control Laws to conduct the Business as currently conducted, in all material respects, including, but not limited to, all (i) necessary Authorizations for any export transactions, (ii) necessary Authorizations and clearances for the disclosure of information to foreign Persons and (iii) necessary registrations with any Governmental Entity with authority to implement applicable export control Laws;

(c)   the Sellers and their Affiliates (including the Companies and their Subsidiaries) have not during the last five years participated directly or indirectly in any boycotts or other similar practices in violation of the regulations of the Export Administration Act (50 U.S.C. App. Section 2401 et seq.) or Section 999 of the Code; and

(d)   neither any of the Sellers or any their Affiliates (including the Companies and their Subsidiaries) and, to the Knowledge of the Sellers, any director,

officer, agent or employee of the Business has during the last five years made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, in violation of the Foreign Corrupt Practices Act of 1977, as amended.

4.23         Government Furnished Equipment. The most recent schedules delivered to any Governmental Entity which identify by description or by inventory number Government Furnished Equipment loaned, bailed or otherwise furnished to or held by the Business by or on behalf of any Governmental Entity are maintained in the files of the respective facilities of the Business and were accurate and complete in all material respects when delivered to such Governmental Entity and, as of the Closing Date, will contain only those additions and omit only those deletions of equipment and fixtures that have occurred in the ordinary course of business, except for such inaccuracies that would not, individually or in the aggregate, have a Business Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that subject to the disclosure set forth in the schedules delivered by the Purchaser to the Sellers on the date hereof (collectively, the “Purchaser Disclosure Schedule”), each statement contained in this Article V is true and correct as of the date hereof.

5.1           Organization and Good Standing. The Purchaser is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other legal power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the Acquisition and the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”).

5.2           Authority and Enforceability. The Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other similar action on the part of the Purchaser. This Agreement has been, and at the Closing each Ancillary Agreement to which the Purchaser is a party will be, duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Sellers, constitutes, or when executed will constitute, the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

5.3           No Conflicts; Consents.

(a)       The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not or will not, when executed and delivered, and the consummation by the Purchaser of the Acquisition and the other transactions contemplated hereby and thereby will not, (i) violate the provisions of the charter, articles or certificate of incorporation or any other organizational document or bylaws or other constitutive document of the Purchaser, (ii) violate any Contract to which the Purchaser is a party, or (iii) assuming compliance by the Purchaser with the matters referred to in Section 5.3(b), violate any Law of any Governmental Entity applicable to the Purchaser on the date hereof, except in each such case under clause (iii) above where such violation would not have a Purchaser Material Adverse Effect.

(b)       No Authorization, Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to any Purchaser in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which the Purchaser is a party or the consummation of the Acquisition or the other transactions contemplated hereby or thereby, except for such Authorizations, Orders, registrations, declarations, filings and notices (i) as may be required under the HSR Act and the Other Antitrust Laws, or (ii) as set forth in Section 5.3 of the Purchaser Disclosure Schedule.

5.4           Litigation. There is no Action pending or, to the knowledge of the Purchaser, threatened against the Purchaser which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the Acquisition or the other transactions contemplated hereby or (b) would have a Purchaser Material Adverse Effect.

5.5           Purchase for Investment. The Equity Interests purchased by the Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act or any other applicable securities law. The Purchaser shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, any Equity Interests so acquired by it, in violation of any of the registration requirements of the Securities Act or any other applicable securities law.

5.6           Availability of Funds. The Purchaser will have, at the Closing, sufficient financial resources available to enable it to consummate the Acquisition and the other transactions contemplated hereby. Attached in Section 5.6 of the Purchaser Disclosure Schedule is, as of the date of this Agreement, a true and complete copy of the commitment letter, dated as of December 8, 2006 (the “Initial Commitment Letter”), between the Purchaser, on the one hand, and Wachovia Bank, National Association, Wachovia Investment Holdings, LLC and Wachovia Capital Markets, LLC, on the other hand (collectively, the “Initial Financing Source”), pursuant to which the Initial Financing Source has agreed, subject to the conditions set forth therein, to lend the amount set forth in the Initial Commitment Letter to the Purchaser for the purpose, among other things, of consummating the transactions contemplated by this Agreement. As of the date of this Agreement, the Initial Commitment Letter is in full force and effect, the commitments set forth therein have not been withdrawn or rescinded in any respect, all commitment fees required to be paid thereunder have been paid in full, and the Initial Commitment Letter has not been amended, modified or terminated. There are no conditions to the consummation of the transactions contemplated by the Initial Commitment Letter that are not set forth therein, and the Purchaser has no reason to believe that any condition to the Initial Commitment Letter will not be satisfied or waived prior to the Closing Date. The Initial Commitment Letter is a valid and binding obligation of the Purchaser and, to the Purchaser’s knowledge, each other party thereto. The Purchaser has provided to Pearson true, complete and correct copies of the Initial Commitment Letter (excluding the fee and sponsor letters referenced therein in which fees, indemnification and other customary economic arrangements are set forth which the Purchaser is prohibited from disclosing by the Initial Financing Source).

5.7           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any Affiliate of the Purchaser.

5.8           Due Diligence. The Purchaser acknowledges that (a) it has had the opportunity to visit with the Sellers and their Affiliates and meet with officers and other representatives of the Business to discuss the business, assets, liabilities, financial condition, cash flows and operations of the Business, and (b) all materials and information requested by the Purchaser have been made available to its reasonable satisfaction.

5.9           Capitalization. The authorized share capital of the Purchaser as of the date hereof consists of 500,000 shares of common stock, $0.01 par value, and 500,000 shares of preferred stock, $0.01 par value. All of the Purchaser’s issued and outstanding capital stock is (and, upon the Closing, the Preferred Stock Component will be) duly authorized, validly issued, fully paid and nonassessable and free and clear of any and all Liens and preemptive rights (and no such capital stock has been or will have been issued in violation of preemptive or other similar rights). Upon the Closing, (a) all of Holdco LLC’s issued and outstanding equity interests will be duly authorized and validly issued and, except as may be set forth in the Holdco LLC Agreement, free and clear of any and all Liens and preemptive rights (and no such interests have been or will have been issued in violation of preemptive or other similar rights), and (b) the holders of such interests will not be subject to any obligation to make any capital contributions to Holdco LLC, except that such holders will be liable for the amount of any respective distributions made to them (or any predecessor in interest) in violation of Section 18-607 of the Delaware

LLC Act to the extent the same is required under such provision to be returned to, or for the account of, Holdco LLC, potentially with interest.

5.10         Securities Act. Assuming the veracity of the representations and warranties of the Sellers set forth in Article III, the issuances of the Preferred Stock Component and the equity interests in Holdco LLC are not required to be registered under the Securities Act or applicable state securities Laws.

5.11         No Other Representations. The Purchaser acknowledges and agrees that the Sellers are not making any representation or warranty whatsoever, express or implied, except those representations and warranties of the Sellers explicitly set forth in this Agreement or in any certificate contemplated hereby and delivered by the Sellers in connection herewith. Without limiting the generality of the foregoing, the Sellers make no representation or warranty to the Purchaser with respect to:  (a) any projections, estimates, forecasts or budgets heretofore delivered to or made available to the Purchaser of future revenues, expenses or expenditures or future results of operations; or (b) except as expressly covered by a representation or warranty contained in Article III or IV, any other information or documents (financial or otherwise) made available to the Purchaser, any Affiliate thereof or their respective counsel, accountants or advisers, including in certain “data rooms”, management presentations, offering memoranda or in any other form in contemplation of the Acquisition and the other transactions contemplated hereby.

ARTICLE VI

COVENANTS OF THE SELLERS

6.1           Conduct of Business. Except as set forth on Schedule 6.1 or otherwise contemplated by this Agreement (including, without limitation, in respect of the Permitted Reorganization) or required by applicable Law, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing Date, except with the consent of the Purchaser (which shall not be unreasonably withheld or delayed), the Sellers shall cause the Companies and each Subsidiary thereof to maintain its corporate existence and shall use their commercially reasonable efforts to carry on the Business in a manner consistent with past practice during the 12 months immediately preceding the date hereof, to preserve intact the material relationships of the Business with customers, suppliers and distributors, and to keep available the services of key employees of the Business. Notwithstanding any other provision of this Agreement, the Sellers may, on or prior to the Closing Date, (y) sweep, or cause to be swept, to accounts of the Sellers funds in the bank accounts of the Companies and their Subsidiaries or (z) otherwise transfer, or cause to be transferred, to the Sellers all cash and cash equivalents of the Companies and their Subsidiaries.

Without limiting the generality of the foregoing, except for matters set forth on Schedule 6.1 or otherwise contemplated by this Agreement (including, without limitation, in respect of the Permitted Reorganization), without the consent of the Purchaser (which shall not unreasonably be withheld, delayed or conditioned), the Sellers shall not with respect to the Business and shall not permit the Companies or any Subsidiary thereof to:

(a)   sell any property or assets having a value individually exceeding $75,000 or an aggregate exceeding $200,000, except (i) in the ordinary course of business or (ii) transfers pursuant to the Permitted Reorganization;

(b)   mortgage, pledge or subject to Liens, other than Permitted Liens, any properties or assets, including any of the Leased Real Property, except pursuant to existing Contracts;

(c)   amend the charter, articles or certificate of incorporation or any other organizational document or bylaws or other constitutive document of any of the Companies or any Subsidiary thereof;

(d)   issue any additional capital stock or other equity interests or amend the terms of the existing capital stock or other equity interests of any of the Companies or any Subsidiary thereof;

(e)   (i) increase the wages, salaries, compensation, severance, pension or other benefits payable to any employee, (ii) pay any bonus or other amount to any employee, or (iii) enter into or modify in any material respect any employment, deferred compensation, severance, retirement or other agreement or arrangement providing for additional or different benefits with any employee than those payable on the date hereof, in each case other than pursuant to existing Contracts or Benefit Plans, in connection with the Permitted Reorganization or in the ordinary course of business;

(f)    adopt or amend in any material respect any Company Benefit Plan, except as required by applicable Law or in connection with the Permitted Reorganization;

(g)   except as may be required as a result of a change in Law, GAAP or IFRS, make any material changes in its accounting methods, principles or practices;

(h)   except pursuant to the Permitted Reorganization, be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Business, the Assets, the Companies or any of their Subsidiaries;

(i)    enter into any Contract solely in relation to the Business for the purchase, except pursuant to the Permitted Reorganization or in the ordinary course of business, or lease (as lessor or lessee) of real property or, except pursuant to the Permitted Reorganization or in the ordinary course of business, or exercise any option to extend a Lease (except on then current market terms or better);

(j)    create, incur, assume, or agree to create, incur, or assume or guarantee, any material Indebtedness with respect or relating to the Business other than (i) draws under existing loan agreements, (ii) money borrowed or advanced from any Affiliate of the Sellers or the Companies in the ordinary course of business and (iii) pursuant to the Permitted Reorganization;

(k)   authorize for issuance, issue, sell, deliver, grant any options, warrants, calls, subscriptions or other rights for, or enter into any other agreement or commitment to issue, sell, deliver or grant, any equity securities of any Company or Subsidiary thereof or any securities convertible or exchangeable or exercisable into equity securities of any Company or Subsidiary thereof;

(l)    except pursuant to the Permitted Reorganization or as otherwise provided for in this Agreement, make any declaration, setting aside or payment of any non-cash dividend or distribution in respect of any equity securities of the Companies and their Subsidiaries or any redemption, purchase or other acquisition for other than cash of any equity securities of the Companies and their Subsidiaries;

(m)  make any payment of payables or collection of receivables, other than in the ordinary course of business consistent with past practice;

(n)   make capital expenditures or commitments therefore in excess of $250,000 in the aggregate for any 3 consecutive month period, except to the extent specified in the Detailed Capital Expenditure Plan 2006-2008 of the Business (a copy of which has been provided to the Purchaser), a copy of which was heretofore provided to the Purchaser;

(o)   settle any Action pending or threatened against the Business or the Companies and their Subsidiaries in excess of $500,000;

(p)   except pursuant to the Permitted Reorganization, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or convert or otherwise change its form of legal entity with respect to the Companies and their Subsidiaries;

(q)   agree to any material limitations on the Business or any of Companies and their Subsidiaries from engaging or competing in any line of business or in any geographic area or location or otherwise with any Person or from soliciting or hiring any Person;

(r)    file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, make or change any Tax election, surrender any right to claim a Tax refund or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; provided, however, that any of the above actions may be taken to the extent such actions would not reasonably be expected to result in a material Tax cost to the Purchaser or, following the Closing, the Companies or their Subsidiaries;

(s)   except in the ordinary course of business, (i) amend, modify, terminate, waive, release or assign or sublease any rights under any Lease, (ii) enter into any lease which, if in effect on the date hereof, would have been required to be set forth in Section 4.8(b) of the Seller Disclosure Schedule as a Lease, or (iii) enter into any contractual obligations to purchase or otherwise acquire an interest in any real property;

(t)    do anything (other than file bona fide claims) which would reasonably be expected to (i) make an insurance policy of the Business void or voidable or (ii) result in an increase in the premium payable under an insurance policy of the Business;

(u)   transfer any employees of any Sellers, other than those employees listed in Schedule 6.1(u), to the Companies; or

(v)   agree, whether orally or in writing, to do any of the foregoing.

6.2           Access to Information. The Sellers shall cause the Business to afford to the Purchaser and its accountants, counsel and other representatives access, upon reasonable notice during normal business hours prior to the Closing, to the personnel, properties, books, Contracts and records of the Business; provided, however, that (a) such access does not disrupt the normal operations of the Business, (b) the Purchaser shall not have access to individual performance or evaluation records, medical histories or other information that in the Sellers’ opinion is sensitive or the disclosure of which could subject the Sellers or the Business to risk of liability, (c) the Purchaser shall not conduct any invasive sampling or testing with respect to the properties of any Person, (d) such access does not jeopardize the attorney-client or work product privileges of the Sellers or any of their Affiliates or the Companies or any of their Subsidiaries, and (e) such access complies with applicable Law, Permitted Liens and Leases.

6.3           Resignations. On the Closing Date, the Sellers shall cause to be delivered to the Purchaser duly signed resignations, effective as of the Closing, of all directors of their position as a director of the Companies and each Subsidiary thereof; provided, however, that no such resignation by any individual shall be a resignation from employment with the Business if such individual is so employed.

6.4           Non-Compete. The Sellers agree that, commencing on the Closing Date and ending on the second anniversary thereof, they shall not, and shall cause Pearson plc and their greater than 80% owned Subsidiaries not to, (a) engage in the Restricted Business in the United States of America or (b) engage in the Restricted Business outside of the United States of America with respect to either existing international business or those projects identified in Section 6.4 of the Seller Disclosure Schedule. Notwithstanding the foregoing, this Section 6.4 shall not restrict the Sellers or

Pearson plc or their Subsidiaries from (i) acquiring (and continuing to operate) any business or Person that is engaged, directly or indirectly, in the Restricted Business, provided, however, that, at the time of such acquisition, the Restricted Business of such business or Person accounts for less than 10% of such business’s or Person’s consolidated annual revenues, (ii) owning less than 20% of any class of stock of a Person engaged, directly or indirectly, in the Restricted Business, or (iii) marketing and selling Pearson OCR form scanners in Canada and Mexico.

6.5           Notification. Pearson shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to Pearson, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Acquisition and the other transactions contemplated under this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition and the other transactions contemplated under this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Companies or the Purchaser, (b) any material Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Acquisition and the other transactions contemplated under this Agreement, (c) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would reasonably likely to cause (i) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, (ii) any covenant or agreement of such party contained in this Agreement not to be complied with or satisfied in any material respect, or (iii) any condition (to the extent set forth in Article IX) to the obligation of another party to effect the Acquisition and the satisfaction of which requires performance or nonperformance by such notifying party not to be satisfied, and (d) any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article IX or otherwise limit or affect the remedies available hereunder to any party.

6.6           Permitted Reorganization. On or prior to the Closing Date, the Sellers shall effect the Permitted Reorganization. To the extent that the assignment of any Government Contract or Government Bid by the Sellers or any of their Affiliates (other than the Companies or any of their Subsidiaries) to one or more of the Companies pursuant to the Permitted Reorganization requires a novation, the Sellers shall use commercially reasonable efforts to obtain or complete all such novations prior to the Closing Date. The Sellers will reasonably consult with the Purchaser with respect to effecting the Permitted Reorganization and shall keep the Purchaser generally informed about the status of the Permitted Reorganization. The Sellers shall be responsible for all out-of-pocket costs and expenses arising out of or related to the Permitted Reorganization. Notwithstanding the foregoing, the failure to transfer Assets (other than Material Contracts) with an aggregate net book value on the December 31, 2005 balance sheet of the Audited Financial Statements of up to $7,500,000 in accordance with clause

(a)(i) or (b) of the definition of Permitted Reorganization prior to the Closing Date will not be deemed to be a violation of this Section 6.6; provided that, the Sellers and their Affiliates shall use commercially reasonable best efforts to effectuate any such actions as promptly as is reasonably practicable after the Closing Date and, if requested by the Sellers, the Purchaser shall, and shall cause the Companies and their Subsidiaries to, assist and cooperate with the Sellers in effectuating such actions, the reasonable out-of-pocket costs and expenses of such cooperation and assistance to be reimbursed promptly by the Sellers.

6.7           Non-Solicit. The Sellers agree that they shall not, for a period of two years immediately following the Closing Date, directly or indirectly through a Subsidiary that is greater than 80% owned by any Seller, alone or with another Person: (i) employ or otherwise engage, or offer to employ or otherwise engage, or solicit, entice or induce for himself or itself or any other Person, the services or employment of any Person who was an employee of the Business on the Closing Date; provided, however, that advertisements by way of newspapers, magazines, trade publications, internet or general media or non-directed executive search shall not constitute a violation of this provision; and (ii) request, induce or attempt to influence any Person who is or was a customer or client of the Business to limit, curtail or cancel its business with the Companies and their Subsidiaries or any successor thereto or solicit the business of any Person who is or was a customer or client of the Business for business constituting the Restricted Business.

6.8           Indebtedness. The Companies shall pay, and the Sellers shall cause the Companies to pay, all outstanding Indebtedness of the Business on or prior to the Closing Date.

6.9           Exclusive Dealing. Between the date of this Agreement and the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 10.1, the Sellers will not, and will cause their Affiliates (including the Companies and their Subsidiaries) and their respective representatives not to, solicit, encourage or initiate proposals, inquiries or offers from, participate in negotiations with, or provide any material information to, any Person (other than the Purchaser or its representatives or Governmental Entities with respect to the transactions contemplated by this Agreement) concerning any purchase of the Equity Interests or any merger of any of the Companies, sale of any substantial portion of the Business or the Assets (other than sales of inventory and other assets in the ordinary course of business) or similar transaction involving the Companies, the Business or the Assets; provided, however, that this Section shall not apply to any proposal, inquiry, offer or transaction to acquire all or substantially all of the equity securities or assets of Pearson plc.

6.10         Confidentiality. During a period of three years following the Closing Date, each Seller will, and will use commercially reasonable efforts to cause its greater than 80% owned Subsidiaries and their respective representatives to, hold in confidence all confidential information relating to the Business, the Assets and the Companies and their Subsidiaries; provided, that such obligation shall not extend to any such confidential information that, during such period, (a) is or becomes generally available to the public other than as a result of a disclosure by such Seller or its greater than 80% owned Subsidiaries and their respective representatives after the Closing Date or (b) becomes available to such Seller or any of its greater than 80% owned Subsidiaries and their respective representatives on a non-confidential basis from a source other than any Seller or any of its greater than 80% owned Subsidiaries and their respective representatives. Notwithstanding the foregoing, each Seller will be deemed to have satisfied its obligations under this Section 6.10 with respect to any confidential information if it exercises the same care with regard to such information as it takes to preserve confidentiality for its own similar information.

6.11         Financial Statements; Financing Assistance.

(a)   (i) On or prior to December 22, 2006, the Sellers shall provide the Purchaser with the unaudited combined balance sheet of the Business as of September 30, 2006 and the unaudited combined statements of operations, of owner’s equity and comprehensive income and of cash flows for the Business for the nine-month periods ended September 30, 2005 and September 30, 2006 prepared in accordance with GAAP and in each case with a review conducted in accordance with Auditing Standards Board’s Statement on Auditing Standards 100 applicable to interim financial statements, (ii) on or prior to January 5, 2007, the Sellers shall provide the Purchaser with the unaudited combined balance sheet of the Business as of September 30, 2006 and the unaudited combined statements of operations, of owner’s equity and comprehensive income and of cash flows for the Business for the nine-month periods ended September 30, 2005 and September 30, 2006 prepared in accordance with GAAP and meeting the requirements of Regulation S-X and in each case with a review conducted in accordance with Auditing Standards Board’s Statement on Auditing Standards 100 applicable to interim financial statements,  (iii) on or prior to December 29, 2006, the Sellers shall provide the Purchaser with the unaudited combined balance sheet of the Business as of September 30, 2006 and the unaudited combined statements of operations, of owner’s equity and comprehensive income and of cash flows for the Business for the four-quarter period ended September 30, 2006, (iv) on or prior to January 5, 2007, the Sellers shall provide the Purchaser with the pro forma combined balance sheet of the Business as of December 31, 2005 and September 30, 2006, and pro forma combined statements of operations, of owner’s equity and comprehensive income and of cash flows for the Business for the 12-month period ended December 31, 2005 and the nine-month period ended September 30, 2006, in each case giving pro forma effect to the Acquisition and any historical acquisitions contemplated by Regulation S-X to be given such effect, prepared in accordance with Regulation S-X, and (v) on or prior to January 5, 2007, the Sellers shall provide the Purchaser with the pro forma combined balance sheet of the Business as of September 30, 2005 and pro forma combined statements of operations, of owner’s equity and comprehensive income and of cash flows for the Business for the nine-month period ended September 30, 2005, in each case giving pro forma effect to the Acquisition and any historical acquisitions contemplated by Regulation S-X to be given such effect, prepared in accordance with Regulation S-X.

(b)   On or prior to February 26, 2007, the Sellers shall provide the Purchaser with (i) the combined balance sheet of the Business as of December 31, 2006 and the combined statements of operations, of owner’s equity and comprehensive income and of cash flows for the Business for the 12-month period ended December 31, 2006 prepared in accordance with GAAP and meeting the requirements of Regulation S-X and in each case accompanied by an opinion of PriceWaterhouseCoopers LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Purchaser (which opinion shall not be qualified as to scope or contain any going concern or other qualification) stating that such financial statements fairly present, in all material respects, the financial position of the Business as of December 31, 2006 and the results of operations and cash flows for the Business for the 12-month period ended December 31, 2006 specified in accordance with GAAP and (ii) the pro forma consolidated balance sheet of the Business as of December 31, 2006 and pro forma combined statements of operations, of owner’s equity and comprehensive income and of cash flows for the Business for the 12-month period ended December 31, 2006, giving pro forma effect to the Acquisition and any historical acquisitions contemplated by Regulation S-X to be given such effect, prepared in accordance with Regulation S-X.

(c)   The Sellers shall take, or cause the Business to take, all such other action as shall be reasonably requested by the Purchaser and is necessary or customary in order to enable the Purchaser and, if applicable, one or more of its Affiliates as of the Closing to consummate, simultaneously with the Closing, (x) a “high yield” debt offering (the “Rule 144A Offering”) to “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act and (y) such other financing to be obtained by the Purchaser in connection with the transactions contemplated hereby, if any (the “Other Financing”). Without limiting the foregoing, the Sellers shall (i) together with the Purchaser, use commercially reasonable efforts to assist in the preparation of an offering memorandum for the Rule 144A Offering, including, without limitation, any pro forma financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to be included therein, and other information memoranda in connection with the Other Financing, (ii) deliver such statistical information relating to the Business as may be reasonably requested in connection with such financings and reasonably promptly respond to any diligence inquiries of the underwriters of, or investment banks engaged for, the Rule 144A Offering and/or the lenders of the Other Financing, (iii) make the officers and employees of the Business reasonably available to participate in diligence sessions, drafting sessions and the road show for the Rule 144A Offering, (iv) make the Businesses officers and employees reasonably available to participate in diligence sessions and presentations for the Other Financing and (v) request their independent auditors to issue customary comfort letters and provide consents and other services that are reasonably required to the investment banks engaged for the Rule 144A Offering.

6.12         Leased Real Property. The Sellers shall cause the Leased Real Property, together with all leasehold improvements and fixtures located thereon, to be operated and maintained in materially the same state of repair, order and condition as they are on the date hereof, reasonable wear and tear excepted, until the Closing.

6.13         Insurance Policies. The Sellers shall cause any material insurance policies currently in effect with respect to the Leased Real Property to be maintained in full force and effect up to (and including) the Closing.

ARTICLE VII

COVENANTS OF THE PURCHASER

7.1           Confidentiality. The Purchaser acknowledges that the information being provided to it in connection with the consummation of the Acquisition is subject to the terms of a confidentiality agreement dated July 24, 2006, between Veritas Capital Fund Management, L.L.C. and Pearson, as amended (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Companies and their Subsidiaries. The Purchaser acknowledges that all other information provided to them by the Sellers or any Affiliate thereof or their respective representatives concerning the Sellers or any of their Affiliates (other than the Business, Companies and their Subsidiaries) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

7.2           Support Services. Except as set forth in the Services Agreement or otherwise provided for in this Agreement, the Purchaser agrees that as of the Closing Date, the Sellers and their respective Affiliates shall have no obligation to provide any support or other services to the Companies or any of their Subsidiaries (including any of the services for which allocations were previously paid by the Business).

7.3           Financing. The Purchaser hereby agrees to use its reasonable best efforts to arrange the financing in respect of the Acquisition provided for in the Current Commitment Letter on the terms set forth therein, including, without limitation, using its reasonable best efforts (i) to satisfy the terms, conditions, representations and warranties set forth in the Current Commitment Letter, (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Current Commitment Letter and (iii) enforcing its rights under the Current Commitment Letter and any such definitive agreements. The Purchaser shall provide Pearson as promptly (but in any event within two Business Days of the execution thereof) as possible true, complete and correct copies of any Current Commitment Letters and any amendments thereto and any such definitive agreements. For the avoidance of doubt, in the event (a) all or any portion of the financing contemplated by the Current Commitment Letter structured as a high yield financing has not been consummated, (b) alternative financing on terms not materially less beneficial to the Purchaser than the terms set forth in the Current Commitment Letter is not available to the Purchaser, (c) all conditions to Closing set forth in Sections 9.1 and 9.2 (other than those conditions set forth in Section 9.2 that by their nature will be satisfied at the Closing, including, for purposes of this clause, the conditions set forth in Sections 9.2(d) and 9.2(j), provided that the Sellers are ready, willing and able to satisfy those conditions) have been satisfied or waived, and (d) the bridge facilities contemplated by the Current Commitment Letter are available on the terms and conditions set forth therein, then the Purchaser shall use the proceeds of such bridge financing to replace such high yield financing. The Purchaser shall keep Pearson reasonably apprised as to the status of the financing arrangements for the Acquisition, and shall promptly notify the Sellers if it becomes aware of any fact or circumstance that could make the contemplated financing unavailable for any reason.

7.4           Credit Support Arrangements. The Purchaser shall assume all obligations of reimbursement under each Credit Support Arrangement and use its commercially reasonable efforts to obtain from the applicable creditor, on the basis of a Purchaser guarantee, a full release of all parties liable, directly or indirectly, for reimbursement to the creditor in connection with amounts drawn under a Credit Support Arrangement under the existing terms of a Credit Support Arrangement. The Purchaser further agrees that to the extent the beneficiary under any Credit Support Arrangement refuses to accept any such substitute Credit Support Arrangement, the Purchaser shall indemnify, defend and hold harmless the Sellers or their Affiliates, as the case may be, against and reimburse the Sellers or their Affiliates, as the case may be, for any and all costs or expenses in connection with such Credit Support Arrangement, including the expenses in maintaining such Credit Support Arrangement whether or not any such Credit Support Arrangement is drawn upon, and shall in any event promptly reimburse the Sellers or their Affiliates, as the case may be, to the extent any Credit Support Arrangement is called upon and any of the Sellers or their Affiliates, as the case may be, makes any payment thereunder or is obligated to reimburse the party issuing the Credit Support Arrangement.

7.5           Joint Defense Agreement. At the Closing, the Purchaser shall, and shall cause the applicable Companies and their Subsidiaries to, enter into a joint defense agreement (the “Joint Defense Agreement”) with NCS Pearson, Inc. in the form attached hereto as Exhibit C addressing cooperation, the availability of and preservation of personnel and documents, the preservation of attorney-client or work product privileges and other matters set forth therein relating to the TSA Contract and any Actions relating thereto.

ARTICLE VIII

COVENANTS OF THE PURCHASER AND THE SELLERS

8.1           Commercially Reasonable Efforts.

(a)   Upon the terms and subject to the conditions hereof, each of the Purchaser and the Sellers shall use its commercially reasonable efforts to (i) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the Acquisition by February 15, 2007 or otherwise as promptly as practicable, and (ii) obtain in a timely manner all necessary waivers, consents and approvals and effect all necessary registrations and filings.

(b)   The Sellers and the Purchaser shall, as promptly as reasonably practicable and before the expiration of any relevant legal deadline, (i) file (but in no event later than ten Business Days following the date hereof) with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the Acquisition and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) file with any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Laws. Each of the Sellers and the Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws. The Purchaser shall be responsible for all filing fees payable in connection with such filings.

(c)   The Sellers and the Purchaser shall use their respective reasonable best efforts promptly to obtain any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the Acquisition and the other transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request. The Sellers and the Purchaser (i) shall take any and all commercially reasonable steps necessary to avoid or eliminate every impediment under any Law that may be asserted by any Governmental Entity or any other party so as to enable the parties expeditiously to close the Acquisition and (ii) shall take any and all commercially reasonable steps to contest, administratively or in court, any ruling, order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement.

(d)   The parties hereto shall instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and the any Other Antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include such counsel’s undertaking (i) promptly to inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any filings, applications, investigations or other inquiries, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. No party hereto shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside antitrust counsel only).

8.2           Third Party Consents and Notices. Prior to the Closing, the Sellers shall, and shall cause the Companies and their Subsidiaries to, use their reasonable best efforts to obtain any consent, waiver or approval from third parties required, and give all such notices to third parties, that are required for the consummation of the Acquisition and the other transactions contemplated under this Agreement; provided that, (a) no Indebtedness shall be repaid, (b) no right under any Contract shall be waived, and (c) Sellers, the Companies or any of its or their Affiliates shall not be required to commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party, to obtain any such consent, waiver or approval. The Purchaser shall cooperate, upon the request of the Sellers, in any commercially reasonable manner in connection with the Sellers obtaining any such consents, waivers or approvals, and giving any such notices; provided that, such cooperation by the Purchaser shall not include any requirement of the Purchaser to commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party. The Purchaser shall bear the first $500,000 of costs and expenses in obtaining any such consents, and the Sellers shall bear any such costs and expenses in excess of $500,000.

8.3           Public Announcements. Neither the Purchaser nor the Sellers nor any of their respective Affiliates shall, without the approval of the other party, issue any press releases or otherwise make any public statements with respect to the transactions contemplated hereby, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each party may make internal announcements to its employees that are consistent with the parties’ prior public disclosures regarding the Acquisition and the other transactions contemplated hereby.

8.4           Tax Matters.

(a)   The Purchaser, on the one hand, and the Sellers, on the other hand, shall each pay 50% of the Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend and hold harmless each other and their respective Affiliates with respect to such Transfer Taxes to such extent; provided, however, that the Sellers shall pay and be solely responsible for any such Taxes that are attributable to the Permitted Reorganization. The Sellers shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes and the Purchaser shall cooperate therewith. The Sellers and the Purchaser shall at least ten days prior to Closing reasonably allocate the Purchase Price among Assets constituting Leased Real Property to the extent required to complete any Transfer Tax return or reports and to compute the amount of any Transfer Taxes.

(b)   The Sellers shall terminate any and all Tax allocation or sharing agreements binding the Companies or any Subsidiary thereof as of the day before the Closing Date.

(c)   The Sellers shall be responsible for (i) the preparation and filing of all Tax Returns required by Law to be filed by the Companies and their Subsidiaries, or which include the Companies and their Subsidiaries, for taxable periods ending on or before the Closing Date, and shall pay all Tax liabilities due with respect to the periods covered by such Tax Returns (other than any such liabilities to the extent taken into account in the determination of Final Net Assets pursuant to Section 2.4) and (ii) any Tax arising from the Permitted Reorganization. The Sellers shall have the sole right to file amended Tax Returns with respect to the Companies and their Subsidiaries relating to taxable periods ending on or before the Closing Date. The Sellers shall retain any refunds received for Taxes paid for Pre-Closing Periods with respect to the Companies and their Subsidiaries, along with any interest related thereto, except to the extent taken into account in the determination of Final Net Assets pursuant to Section 2.4, and any such refunds received by the Companies and their Subsidiaries after the Closing shall be paid promptly to the Sellers, along with any interest related thereto. The Purchaser and the Companies shall retain all other refunds received for Taxes with respect to the Companies and their Subsidiaries, along with any interest related thereto.

(d)   The Purchaser shall file or cause to be filed all Tax Returns of, or that include, the Companies or their Subsidiaries that are not described in Section 8.4(c) and shall pay all Tax liabilities shown by such Tax Returns to be due. The Purchaser shall provide a substantially complete and accurate draft of each Straddle Period Tax Return to the Sellers no later than 20 Business Days prior to the due date for such Tax Return (including any extension thereof) for the review and approval of the Sellers, such approval not to be unreasonably withheld. Not later than five Business Days before the due date for any Straddle Period Tax Return (including any extension thereof), the Sellers shall pay to the Purchaser the portion of the Taxes set forth on such Tax Return that are allocable to the Pre-Closing Period (under principles set forth in Sections 8.4(e) and (f)), net of any payments made prior to the Closing Date in respect of such Taxes, whether as estimated Taxes or otherwise, and other than any such Taxes to the extent taken into account in the determination of Final Net Assets pursuant to Section 2.4.

(e)   If the Companies or any of their Subsidiaries are permitted but not required under applicable Tax Laws to treat the Closing Date as the last day of a taxable period for any applicable Tax, then the parties hereto shall cause the Companies or their Subsidiaries, as applicable, to treat that day as the last day of a taxable period. In the case of Taxes arising in a taxable period of the Companies or their Subsidiaries that includes but does not end on the Closing Date, except as provided in Section 8.4(f), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.

(f)    In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding and (ii) ad valorem Taxes, in either case attributable to any taxable period that includes but does not end on the Closing Date, the portion of such Taxes attributable to the Pre-Closing Period shall be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of calendar days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of calendar days in such taxable period.

(g)   Each party hereto shall, and shall cause its Subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(h)   The Purchaser shall not make an election under Section 338(g) of the Code with respect to its purchase of the stock of the Companies or its indirect acquisition of the Subsidiaries of the Company by reason of its purchase of the stock of the Companies except with respect to Pearson Government Solutions, Ltd., Pearson Canada Solutions Limited and any of the Companies or their Subsidiaries that are “controlled foreign corporations” for purposes of the Code as of the Closing Date. The Purchaser shall not, with respect to any Companies or Subsidiaries of the Companies that are “controlled foreign corporations” for purposes of the Code as of the Closing Date and for which Purchaser is not making an election under Section 338(g) of the Code, declare or pay, or permit to be declared or paid, any dividends prior to the first day of the calendar year following the year in the which the Closing Date occurs. The Purchaser shall promptly notify Pearson, in writing, as to any election made under Section 338(g) of the Code pursuant to this Section 8.4(h). The Purchaser will be responsible for any Taxes attributable to any action taken by the

Purchaser or its Affiliates or the Companies or their Subsidiaries following the time of the Closing outside the ordinary course of business.

(i)    Pearson Government Solutions Ltd. and an Affiliate of Pearson that is not a Company shall, on the Closing Date, make an election under Section 179A of the Taxation of Chargeable Gains Act 1992 pursuant to which any “degrouping charge” under United Kingdom Tax law attributable to Pearson Government Solutions Ltd. is allocated to such Pearson Affiliate.

8.5           Procedures Relating to Tax Claims.

(a)   If any Taxing Authority or other Person makes a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice of such Tax Claim to the other party hereto. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other Person.

(b)   Except as provided in paragraphs (c) or (d) of this Section 8.5, the Sellers shall have the right to defend, object to or prosecute, at their sole cost and expense, those Tax Claims relating to any Taxable period ending on or prior to the Closing Date. In order to defend, object to or prosecute any such Tax Claim, the Sellers shall notify the Purchaser that they elect to defend, object to or prosecute such Tax Claim (such notice, an “Election Notice”) within 30 days after (i) the date on which the Sellers receive notice of any such Tax Claim from the Purchaser (with respect to Tax Claims as to which the Purchaser first received notice from a Taxing Authority or any other Person), or (ii) the date on which the Sellers delivered to the Purchaser notice of any such Tax Claim (with respect to Tax Claims as to which the Sellers first received notice from a Taxing Authority or any other Person). The Sellers may in their discretion settle or compromise any Tax Claim as to which the Sellers have provided an Election Notice to the Purchaser; provided, however, that if the results of such Tax Claim could reasonably be expected to have a material Tax cost to the Purchaser, the Companies or their Subsidiaries for any Tax period including or ending after the Closing Date, then the Sellers shall not settle or compromise such Tax Claim without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed. The Purchaser shall be entitled, at the expense of the Purchaser, to attend, but not participate in or control, all proceedings relating to such Tax Claim.

(c)   If, (i) Sellers have the right to control any Tax Claim pursuant to paragraph (b) of this Section 8.5, (ii) paragraph (d) of this Section 8.5 is inapplicable and (iii) the Sellers fail to deliver an Election Notice to the Purchaser within the period provided in Section 8.5(b), then the Purchaser shall have the right to defend or prosecute such Tax Claim, at its sole cost and expense (or, if the Purchaser incurs a Loss with respect to the matter in question for which the Purchaser is entitled to indemnification pursuant to clause (c) of Section 11.2, at the expense of the Sellers). The Purchaser shall have full control of such defense or prosecution and such proceedings, except that the Sellers (i) shall have the right to participate in the defense or prosecution, and such proceedings, at their sole cost and expense and (ii) shall not be obligated to indemnify the Purchaser hereunder for any settlement entered into or any judgment consented to without the Sellers’ prior written consent, such consent not to be unreasonably withheld or delayed.

(d)   With respect to any Tax Claim that relates to (i) a Straddle Period or (ii) non-income Taxes and a Taxable period ending on or prior to the Closing Date and for which it is unclear at the time the Tax Claim arises whether Sellers will be required pursuant to this Agreement to indemnify Purchaser, in whole or in part, for Losses related to such Tax Claim (such Tax Claims described in subparagraph (i) and (ii), “Jointly Controlled Tax Claims”), Purchaser and Sellers shall jointly control any defense or prosecution of such Jointly Controlled Tax Claims. If Purchaser and Sellers disagree as to the appropriate forum for the contest of any Jointly Controlled Tax Claim or disagree as to any other action proposed to be taken with respect to such Jointly Controlled Tax Claim, Purchaser and Sellers shall, acting in reasonable good faith, strive to reach agreement regarding such action as soon as reasonably practicable. If Purchaser and Sellers can not reach agreement with respect to any such action, the party that is more reasonably likely to be liable for the greater amount of Losses that are the subject of the Jointly Controlled Tax Claim shall determine the appropriate course with respect to such action. No party shall settle or compromise any Jointly Controlled Tax Claim without the other party’s prior written consent (not to be unreasonably withheld or delayed).

8.6           Section 338 Election; Election Allocations.

(a)   The Sellers will join with the Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign Law) with respect to PGS (the “Section 338(h)(10) Election”). No election under Section 338(h)(10) of the Code will be made with respect to any other Company or any Subsidiary of any Company. The Sellers will pay any Taxes that result from the Section 338(h)(10) Election.

(b)   As requested from time to time by the Purchaser (whether before, at or after the Closing), the Sellers shall assist the Purchaser in, and shall provide the necessary information to the Purchaser, in connection with the preparation of any form or document required to effect the Section 338(h)(10) Election, including IRS Form 8023, IRS Form 8883, any similar forms under state, local or other Law and any schedules or attachments thereto (collectively, “Section 338 Forms”). Upon delivery of any Section 338 Form by the Purchaser to the Sellers, the Sellers shall cause such Section 338 Form to be duly and promptly executed and shall deliver such executed Section 338 Form to the Purchaser. If the Purchaser determines that any change is to be made in a Section 338 Form previously executed and delivered to the Purchaser, then the Purchaser may prepare a new Section 338 Form and deliver such new Section 338 Form to the Sellers, and the Sellers shall cause such Section 338 Form to be duly and promptly executed and shall deliver such executed Section 338 Form to the Purchaser.

(c)   The allocation of the Purchase Price among the Equity Interests shall be agreed to by the parties, acting in good faith, prior to the Closing Date. The portion of the Purchase Price so allocated to PGS shall be further allocated in the manner hereinafter described in this Section 8.6(c). As soon as practicable after the Closing Date and in any event no later than 90 days prior to the latest date for filing of the first Section 338 Form that is due for filing, the Purchaser shall initially determine (A) the aggregate deemed sales price at which the Companies and their Subsidiaries is deemed to have sold their assets for Tax purposes as a result of such Section 338(h)(10) Election (“ADSP”) and (B) the allocation of ADSP among the assets of the Companies and their Subsidiaries as applicable (collectively, the “Election Allocations”), and shall deliver a copy of its initial determination of the Election Allocations, together with such Section 338 Form setting forth, to the extent required therein, the Election Allocations. The Sellers shall, within 30 days of receipt of the Purchaser’s initial Election Allocations, or if later at least 60 days prior to the latest date for the filing of the first Section 338 Form, either (i) consent in writing to such initial Election Allocations or (ii) notify the Purchaser that they disagree with the Purchaser’s initial Election Allocations. If the Purchaser and the Sellers have been unable to resolve their differences within 30 days after the Purchaser has been notified with respect to the Sellers’ disagreement with the Election Allocations, then any remaining disputed issues shall be submitted to an Independent Accounting Firm, selected in the manner provided in Section 2.4(c), which shall resolve the disagreement in a final binding manner after hearing the views of both parties. The fees and expenses of the Independent Accounting Firm shall be shared equally between the Sellers and the Purchaser. The Election Allocations shall be determined in accordance with Section 338 of the Code and the applicable Treasury regulations thereunder. Except as may be required by Law, the Sellers will (i) file or cause to be filed all Tax Returns in a manner consistent with Attachment A and the Election Allocations (as determined pursuant to this Section 8.6(c)) and (ii) not take any action inconsistent therewith. For purposes of the allocations of Purchase Price under this Section 8.6(c), the payment made by the Sellers to the Purchaser under Section 2.3(b)(ii) shall be treated as a reduction to the Purchase Price.

8.7           Employment Matters.

(a)   As to employees of the Companies or their Subsidiaries who are employed immediately prior to the Closing (whether salaried or hourly, and full-time or part-time), whether or not actively employed on the date hereof, e.g., including employees on vacation and leave of absence, including maternity, family, sick, military or short-term disability leave but excluding any employees on long-term disability or employees on leave without a designated date of return (the “Business Employees”), the Purchaser agrees:  (i) for the 12-month period following the Closing Date, to provide, cash compensation levels and employee benefits that, in the aggregate, shall be comparable to the cash compensation levels and employee benefits made available to Business Employees immediately prior to the Closing but only to the extent such comparable employee benefits can be established pursuant to the Services Agreement; (ii) to waive any limitations regarding pre-existing conditions, exclusions and waiting periods under any plan that provides for medical benefits maintained by the Purchaser or any of their Affiliates for the benefit of such Business Employee to the same extent waived under comparable Benefit Plans; (iii) for all purposes under all benefit plans of the Purchaser or its Affiliates in which such Business Employee is eligible to participate, to treat all service by the Business Employee with the Sellers or their Affiliates before the Closing Date as service with the Purchaser and its Affiliates, excluding benefit accruals under defined benefit pension plans and all benefit accruals under the Pearson Group Pension Plan (the “Pearson Plan”); and (iv) to recognize any unused accrued sick, vacation or personal leave days that such Business Employee has accrued as of the Closing Date for purposes of the vacation plan or policies of the Purchaser or its Affiliates. To the extent required by applicable Law, the Purchaser shall cause the Companies to hire any former employee of the Companies or their Subsidiaries who return to work following long-term disability leave or another leave without a designated date of return.

(b)   Without limiting the scope of Section 8.7(a), should the employment of any Business Employee be terminated by the Purchaser or its Affiliates during the 12-month period following the Closing, the Purchaser shall provide such Business Employee severance payments and benefits in an amount no less than that to which the Business Employee would have been entitled pursuant to the terms of the severance pay plan applicable to such employee (taking into account both pre-Closing and post-Closing service performed by such Business Employee, and without regard to the ability of the plan administrator thereunder to reduce the severance levels).

(c)   The Purchaser acknowledges that PGS has entered into retention/severance agreements and arrangements (the “Retention/Severance Agreements”) with certain Business Employees, as listed on Section 8.7(c) of the Seller Disclosure Schedule, and that such agreements and arrangements shall be deemed part of the assets and liabilities of the Companies at Closing. The Purchaser agrees to cause the Companies or their Subsidiaries to satisfy all obligations and liabilities in respect of the Retention/Severance Agreements in accordance with the terms thereof. The Purchaser and the Sellers agree that, for the purposes of the Retention/Severance Agreements, the “Sale Proceeds” (as defined in such agreements) shall equal six hundred million dollars ($600,000,000).

(d)   Upon or as soon as practicable after the Closing, the Purchaser shall cause to be maintained for the benefit of the Business Employees a defined contribution plan intended to be qualified under Section 401(a) of the Code which includes a qualified cash or deferred arrangement within the meaning of Section

401(k) of the Code (the “Purchaser’s 401(k) Plan”). As soon as practicable thereafter, and if requested by a Business Employee, the Sellers or one of their Affiliates shall take all actions necessary to initiate a transfer of eligible rollover distributions as defined in section 401(a)(31) of the Code, from the tax-qualified 401(k) plan maintained by the Sellers or their Affiliates in which the Business Employees participate (the “Seller’s 401(k) Plan”), to the Purchaser’s 401(k) Plan, and the Purchaser shall cause the Purchaser’s 401(k) Plan to accept such rollover. Individual account balances shall be valued as of the date of transfer, and the transfer shall be in cash, except that outstanding loan balances shall be transferred in the form of notes or other documentation evidencing such loans.

(e)   The Sellers and their Affiliates (excluding the Companies and their Subsidiaries) shall retain responsibility for and continue to pay all medical, life insurance, disability, and other welfare plan expenses and benefits for each Business Employee with respect to claims incurred by such Business Employees or their covered dependents prior to the Closing Date. Purchaser shall cause the Companies or their Subsidiaries to be responsible for all health, disability and workers compensation claims in respect of the Business Employees (or their beneficiaries and dependents) with respect to claims incurred on or following the Closing Date. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed, provided that a claim shall be deemed to be incurred when the death occurs in the case of life insurance, and when the disability occurs in the case of disability benefits. Notwithstanding the foregoing, with respect to any Business Employee who is receiving short-term disability benefits prior to Closing, Purchaser shall be responsible for providing such benefits, including salary continuation, following the Closing.

(f)    Without limiting the scope of Section 8.7(a), the Purchaser shall cause the Companies or their Subsidiaries to assume the 2006 Annual Incentive Plan in respect of the Business Employees and pay bonuses thereunder in respect of the full calendar year 2006 in the amounts and manner that such bonuses would have been payable had the transactions contemplated by this Agreement not occurred.

(g)   Notwithstanding anything herein to the contrary, with respect to Business Employees of Pearson Government Solutions Limited (the “UK Business Employees”) the Purchaser shall maintain, for at least 12 months after the Closing Date employee benefits which are comparable to current employee benefits and further shall maintain cash compensation levels which are no less favorable than the cash compensation levels provided to UK Business Employees immediately prior to the Closing (or, if current employee benefits cannot reasonably be continued for practical reasons, the Purchaser shall provide comparable benefits of equal or greater value). The Purchaser agrees that, following the expiration of the 12-month period commencing as of the Closing Date, any change to the terms and conditions of employment enjoyed by the UK Business Employees will be made in accordance with the appropriate information and consultation process required under English common law and statute.

(h)   With respect to the UK Business Employees, the Purchaser will establish or nominate a pension scheme (or more than one scheme so long as the schemes together meet the following requirements) (the “Purchaser’s Plan”), which (i) is a registered scheme for the purposes of the Finance Act 2004 and is contracted-out of the UK State Second Pension, (ii) provides benefits on a defined benefit basis for those Business Employees who were accruing benefits on this basis (A) under the Public Services Section of the Pearson Plan immediately before the Closing, and (B) under the Final Pay Section of the Pearson Plan but only to the extent that the UK Business Employees in the Final Pay Section of the Pearson Plan have a contractual entitlement to a continuation of their pension rights in respect of future service under their terms of employment immediately prior to the Closing (“DB Members”), and  on a defined benefit or defined contribution basis for those employees who were accruing benefits under the Pearson Plan on a defined contribution basis immediately before the Closing (“DC Members”), (iii) provides benefits which are at least broadly equivalent in value overall for each employee to those they were accruing under the Pearson Plan immediately before Closing, and (iv) ensures that death in service benefits will be continued for each of the UK Business Employees which are broadly equivalent in value and provided on the same terms for each such employee to the death in service benefits they were accruing immediately before the Closing.

(i)    The Purchaser will ensure that each of the UK Business Employees who were members of the Pearson Plan immediately before the Closing (“Member Employees”) will be invited to become members of the Purchaser’s Plan with effect from the Closing, and will be invited to transfer their accrued rights to benefits under the Pearson Plan to the Purchaser’s Plan. The transfer basis to be used in respect of any transfer of the accrued pension rights of the DB Members from the Pearson Plan to any arrangement provided for the DB Members by the Purchaser will be on written terms to be agreed by an actuary nominated by the Purchaser and an actuary nominated by the Sellers (the “Actuary’s Letter”). In the event of the actuaries being unable to agree on the terms of the Actuary’s Letter within 14 days following the signing of this Agreement, the terms of the Actuary’s Letter will be determined by an independent actuary nominated by the President of the Institute of Actuaries, the costs of such actuary will be borne equally by the Purchaser and the Sellers, and whose determination will be binding on all the parties to this Agreement. For each Member Employee for whom such a transfer payment is made from the Pearson Plan to the Purchaser Plan, the Purchaser will ensure that the Purchaser’s Plan provides benefits for and in respect of that Member Employee which are equal in value to the transfer value received by the Purchaser’s Plan, and which are provided on a defined benefit basis for DB Members will on a defined benefit or defined contribution basis for DC Members.

(j)    Immediately upon receiving the certificate from the actuary to the trustee of the Pearson Plan setting out the amount due from Pearson Government Solutions Limited under sections 75 and 75A of the Pensions Act 1995 in connection with the transactions contemplated hereby (the “Pearson Plan Debt”), Pearson Government Solutions Limited will forward such certificate to Pearson. Within 5 Business Days of receiving such certificate, Pearson shall pay or cause to be paid to the Purchaser (or its designated Affiliate) as a Purchase Price adjustment, an amount equal to the Pearson Plan Debt. Purchaser will ensure that Pearson Government Solutions Limited will pay the Pearson Plan Debt within 5 Business Days of receipt by the Purchaser (or its designated Affiliate) of the amount from Pearson equal to the Pearson Plan Debt. Thereafter, Purchaser (or its designated Affiliate) shall pay or cause to be paid to Pearson, as a Purchase Price adjustment, an amount equal to the tax benefit received and utilized as a result of the amount of any United Kingdom tax deduction taken by Pearson Government Solutions Limited (or, by group relief, by any other company that is a member of the same group as Pearson Government Solutions Limited) with respect to the Pearson Plan Debt, with each such payment to be made within 14 Business Days of tax relief being utilized by Pearson Government Solutions Limited (or any company which is a member of the same group as Pearson Government Solutions Limited). For the purposes of this clause, a tax benefit is received and utilized on the date that a company is relieved of an obligation to pay an amount of Tax which would otherwise be payable but for a tax deduction or relief arising from the Pearson Plan Debt amount (such date, the “Payment Date”). The Purchaser shall act reasonably and in good faith in calculating and taking into account such United Kingdom tax deductions, and shall provide to Pearson a statement, on or prior to the Payment Date, describing in reasonable detail the amount of such tax deduction, and resulting Purchase Price adjustment, for such year. For purposes of this clause, Purchaser shall be deemed to act reasonably and in good faith if Purchaser treats deductions arising from the payment of the Pearson Plan Debt amount pro-rata and in the same manner as any other Tax deduction or allowance arising in the same accounting period.

(k)   Except as otherwise provided in this Section 8.7, neither the Purchaser nor any of its Affiliates shall adopt, become a sponsoring employer of, or have any liabilities or obligations with respect to the Sellers Benefit Plans.

8.8           Further Action.

(a)   From and after the Closing Date each of the Purchaser and the Sellers shall, and shall cause their respective Affiliates to, execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby. Subject to the terms of the Services Agreement, all cash and other remittances, mail and other communications relating to the Assets or the Business received by the Sellers or their Affiliates shall be promptly turned over to the Purchaser by the Sellers. Subject to the terms of the Services Agreement, all cash and other remittances, mail and other communications relating to any business of the Sellers not included within the Business being purchased by the Purchaser hereunder that are received by the Purchaser or the Companies shall be promptly turned over to the Sellers by the Purchaser.

(b)   For a period of ten years from the date hereof, the Purchaser shall use commercially reasonable efforts to maintain all books and records (including information related to Taxes) of the Companies and their Subsidiaries relating to periods ending on or prior to the Closing Date and shall make them, and any individuals responsible for the preparation and maintenance of such books and records, available to the Sellers as reasonably requested. If at any time after the Closing, the Sellers require a copy of any such book or record, it shall have the right to promptly obtain a copy thereof (at the Sellers’ cost) from the Purchaser.

8.9           No Use of Certain Names. The Purchaser shall cause the Companies and their Subsidiaries promptly, and in any event within 90 days after the Closing Date, to (a) revise print advertising and product labeling to delete all references to the Names, (b) change signage and stationery to delete all reference to the Names, and (c)  otherwise discontinue use of the Names; provided, however, that for a period of 150 days after the Closing Date, the Companies and their Subsidiaries may continue to distribute product literature that uses any Names and distribute products with labeling that uses any Names to the extent that such product literature and labeling exists or is in the process of creation on the Closing Date and the Purchaser has marked, or have caused the Companies and their Subsidiaries to mark, such product literature and such labeling to obliterate the Names. In no event shall the Companies and their Subsidiaries use any Names after the Closing in any manner or for any purpose different from the use of such Names by the Companies and their Subsidiaries, as the case may be, during the 90-day period preceding the Closing Date. With respect to inventory manufactured by the Companies and their Subsidiaries prior to the Closing, the Companies and their Subsidiaries may continue to sell such inventory, notwithstanding that it bears one or more of the Names, for a reasonable time after the Closing Date, which shall in no event exceed 150 days. As promptly as practicable, but in no event later than 150 days after the Closing Date, the Purchaser shall cause the Companies and their Subsidiaries to file applications to amend or terminate any certificate of assumed name, d/b/a, or foreign filings so as to eliminate the right of the Companies and their Subsidiaries to use the Names. Immediately prior to the Closing, the Sellers shall cause the names of the Companies and their Subsidiaries (in each case, to the extent they make use of the Names) to be changed to names (that do not include the Names or are confusingly similar to the Names or any portion thereof) selected by the Purchaser.

8.10         TSA Contract Matters.

(a)   Subject to the other provisions of this Section 8.10, the Sellers shall retain full responsibility for, and shall, jointly and severally, indemnify and defend, the Companies and their Subsidiaries and each Purchaser Group Member (collectively, the “TSA Contract Indemnitees”) against, and shall hold each TSA Contract Indemnitee harmless from, any Losses (as defined in Section 11.2) resulting from, arising out of or incurred by such TSA Contract Indemnitee in connection with the TSA Contract (including, without limitation, in connection with any Action relating to the TSA Contract (whether a criminal action or investigation, a claim for fraud or misrepresentation, a claim under the Contract Disputes Act, the Code or the False Claims Act, or otherwise) that is brought or threatened against any TSA Contract Indemnitee (whether commenced by a Governmental Entity or otherwise) or any subpoena, or any other information, document or interview request of any Governmental Entity (whether under compulsion of Law or otherwise), relating to the TSA Contract or any Action in respect thereof) (collectively, a “TSA Action”).

(b)   Notwithstanding Section 8.10(a), the aggregate Losses of the TSA Contract Indemnitees, on the one hand, and the Sellers and their Affiliates, on the other hand, resulting from, arising out of or incurred by them in connection with a TSA Action from and after the Closing shall be shared equally (i.e., on a 50/50 basis) until such aggregate Losses of the TSA Contract Indemnitees and the Sellers and their Affiliates equal $20 million, and the Sellers and the Purchaser agree to cause all such Persons to provide reasonable evidence of their respective incurrence of any such Losses until $20 million of aggregate Losses shall have been incurred and promptly to reimburse the other to the extent required, from time to time, to achieve an equal sharing of all such Losses up to such aggregate amount.

(c)   The Sellers shall retain and assume full and sole responsibility and authority for and control and discretion over the investigation, prosecution and defense and settlement of all existing and future TSA Actions with counsel of their choice and at their sole cost and expense. At the request of the Purchaser, the Sellers shall keep the Purchaser reasonably informed with respect to the status of any such TSA Actions, subject to the requirements of maintaining applicable attorney-client or work product privileges. The Purchaser may retain separate counsel for the purpose of advising the Purchaser and the Companies and their Subsidiaries with respect to any TSA Action; provided, however, that such counsel shall be at the sole cost and expense of the Purchaser except to the extent that (i) the Sellers have failed to comply with their obligations pursuant to this Section 8.10 and failed to cure such non-compliance with 60 days of written notice from the Purchaser or (ii) in respect of any TSA Action, the Purchaser shall have furnished to the Sellers a written opinion of independent counsel to the Purchaser identifying a material conflict of interest between the Sellers and the TSA Contract Indemnitees in respect of such TSA Action. The TSA Indemnitees shall promptly notify the Sellers in writing of the commencement or threatening of any TSA Action, identifying such in reasonable detail and enclosing copies of any papers which may have been served with respect to such matter and any other documents relating thereto. Without the prior written consent of the Sellers, no TSA Contract Indemnitee shall file any papers, make any statement or appearance or consent to the entry of any judgment or enter into any settlement with respect to any TSA Action. Without limitation of the provisions of the Joint Defense Agreement, the Purchaser shall, and shall cause each other TSA Contract Indemnitee to, cooperate with the Sellers in responding to, defending against, prosecuting, settling or otherwise dealing with any TSA Action and use commercially reasonable efforts to minimize Losses which may be indemnifiable pursuant to this Section 8.10. Such cooperation shall include providing access to and copies of information, data, documents and records (including all items, documents and records identified in Fed. R. Civ. P. 34 (a) (1) effective December 1, 2006)  relating to such matters, making available employees requested by the Sellers to assist in the investigation, defense and resolution of such matters, and providing such legal and business assistance as may be reasonably requested by the Sellers with respect to such matters. No actions taken or not taken by the Sellers pursuant to this Section 8.10(c) shall limit or otherwise affect the obligations of the Purchaser pursuant to Section 8.10(b).

(d)   Notwithstanding the foregoing, the Sellers’ obligations pursuant to this Section 8.10 shall be conditioned upon (i) the Purchaser’s compliance with its obligations under this Section 8.10 and the Purchaser’s and the applicable Companies’ and their Subsidiaries’ compliance with their obligations under the Joint Defense Agreement and (ii) without limitation of the foregoing, none of the Purchaser or the Companies or their Subsidiaries having, without the prior written consent of the Sellers, from and after the Closing waived attorney-client or work product privileges with respect to any TSA Action.

(e)   This Section 8.10 is the only Section of this Agreement relating to indemnification or reimbursement in respect of Losses and Actions resulting from, arising out or incurred by the Company or their Subsidiaries or the parties to this Agreement from and after the Closing in connection with the TSA Contract or any TSA Action. Each party acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all matters relating to the TSA Contract and any TSA Action shall be pursuant to the provisions of this Section 8.10 and that no provision of Article XI of this Agreement (including, without limitation, Section 11.6) shall be applicable thereto. In furtherance of the foregoing, each party hereto (on behalf of itself and its Affiliates (including, in the case of the Purchaser following the Closing, the Companies and their Subsidiaries)) hereby waives from and after the Closing, any and all rights, claims and causes of action resulting from, arising out of or incurred in connection with the TSA Contract or any TSA Action (but not including any breach of the Joint Defense Agreement) which such party may have against any other party hereto or any of their Affiliates arising under or based upon any Law or otherwise, other than pursuant to this Section 8.10. The amount of any Losses payable under this Section 8.10 shall be reduced by any amounts actually recovered by the Person claiming indemnification or reimbursement in respect of such Losses under insurance policies or from any other Person. No party shall be obligated to indemnify or reimburse any Person with respect to any indirect, special, incidental, consequential or punitive damages resulting from, arising out of or incurred in connection with the TSA Contract or any TSA Action.

8.11         Novation. The Sellers shall cooperate and provide such reasonable assistance to the Purchaser and the Companies, and the Purchaser and the Companies shall cooperate and provide such reasonable assistance to the Sellers, as may be reasonably required in the event that any Governmental Entity requires a novation of any Government Contract at any time following the Closing Date as a result of the transactions contemplated by this Agreement.

ARTICLE IX

CONDITIONS TO CLOSING

9.1           Conditions to Obligations of the Purchaser and the Sellers. The obligations of the Purchaser and the Sellers to consummate the Acquisition are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)   HSR Act and Other Antitrust Laws. The waiting period applicable to the consummation of the Acquisition under the HSR Act and any applicable waiting periods under the Other Antitrust Laws shall have expired or been terminated and all other Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity required to permit the consummation of the Acquisition and the other transactions contemplated hereby shall have been obtained or made.

(b)   No Order. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition or any of the other transactions contemplated hereby shall be in effect, and no Law shall have been enacted or shall be deemed applicable to the Acquisition or any of the other transactions contemplated hereby which makes the consummation of the Acquisition or any such transaction illegal.

9.2           Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the Acquisition is subject to the satisfaction (or waiver by the Purchaser in its sole discretion) of the following further conditions:

(a)   Representations and Warranties. Each of the representations and warranties of the Sellers set forth in this Agreement, without taking into account any materiality, Seller Material Adverse Effect or Business Material Adverse Effect qualifiers shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of the Closing Date (except, in each case, to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not have a Seller Material Adverse Effect or a Business Material Adverse Effect; provided, however, that the representations and warranties in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.4 (The Equity Interests), 4.1 (Organization and Good Standing), 4.2 (Capitalization) and 4.18 (Brokers) shall be true and correct in all respects and those in Section 4.9 (The Assets) shall be true and correct in all material respects.

(b)   Covenants and Agreements. The Sellers shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)   Officer’s Certificate. The Purchaser shall have received a certificate, dated as of the Closing Date, duly executed by an officer of Pearson and certifying as to the satisfaction of the conditions set forth in Sections 9.2(a) and (b).

(d)   Permitted Reorganization. The Sellers and their Subsidiaries shall have effected the Permitted Reorganization in accordance with the terms of Section 6.6 (subject to the last sentence of such Section).

(e)   Services Agreement. The Sellers that are to be parties thereto shall have entered into the Services Agreement.

(f)    Joint Defense Agreement. NCS Pearson, Inc. shall have entered into the Joint Defense Agreement.

(g)   Required Consents. Those consents, approvals and waivers of third parties required in connection with the consummation of the Acquisition and the other transactions contemplated hereby that are required to be set forth in Sections 3.3(a) and 4.4(a) of the Seller Disclosure Schedules (such that such Sections of this Agreement are accurate) shall have been obtained, with evidence thereof delivered to the Purchaser.

(h)   No Business Material Adverse Effect. Since the date of this Agreement, there shall not have been any change in the business, assets, condition (financial or otherwise) or operations of the Business and the Companies and their Subsidiaries, taken as a whole, that has had or would reasonably be expected to have a Business Material Adverse Effect.

(i)    Legal Opinion. There shall have been delivered to the Purchaser an opinion of Morgan, Lewis & Bockius LLP, dated as of the Closing Date and addressed to the Purchaser (and on which its financing sources shall be entitled to rely), in form and substance reasonably acceptable to the Purchaser.

(j)    Indebtedness. The Business shall have no Indebtedness. All Liens on the Equity Interest and Assets securing Indebtedness of the Business shall have been released and removed.

(k)   CMS Contract. The protest period with respect to the first task order for services to operate a call center, awarded on October 26, 2006, between PGS and the Centers for Medicare and Medicaid Services, shall have expired and the scope of services to be performed by PGS with respect to such task order shall not have been reduced or modified, except for such reductions or modifications that would not in the aggregate reduce by more that 10% the projected revenues under the CMS Contract.

(l)    Other Documents. The Sellers shall have delivered to the Purchaser such other documents and certificates duly executed as may be reasonably required to be delivered by the Purchaser pursuant to the terms of this Agreement on or prior to the Closing Date to effect fully the transactions contemplated under this Agreement.

9.3           Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the Acquisition is subject to the satisfaction (or waiver by the Sellers in their sole discretion) of the following further conditions:

(a)   Representations and Warranties. Each of the representations and warranties of the Purchaser set forth in this Agreement without taking into account any materiality or Purchaser Material Adverse Effect qualifiers, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of the Closing Date (except, in each case, to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not have a Purchaser Material Adverse Effect; provided, however, that the representations and warranties in Sections 5.1 (Organization and Good Standing), 5.2 (Authority and Enforceability), and 5.7 (Brokers) shall be true and correct in all respects.

(b)   Covenants and Agreements. The Purchaser shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)   Officer’s Certificate. Pearson shall have received a certificate, dated as of the Closing Date, duly executed by an officer of the Purchaser and certifying as to the satisfaction of the condition set forth in Sections 9.3(a) and (b).

(d)   Services Agreement. The Purchaser shall have entered into the Services Agreement.

(e)   Legal Opinion. There shall have been delivered to the Sellers an opinion of Schulte Roth & Zabel LLP, dated as of the Closing Date and addressed to the Sellers, in form and substance reasonably acceptable to the Sellers.

(f)    Joint Defense Agreement. The Purchaser and those of the Companies and their Subsidiaries which are parties thereto shall have entered into the Joint Defense Agreement.

(g)   Other Documents. The Purchaser shall have delivered to the Sellers such other documents and certificates duly executed as may be reasonably required to be delivered by the Sellers pursuant to the terms of this Agreement on or prior to the Closing Date to effect fully the transactions contemplated under this Agreement.

ARTICLE X

TERMINATION

10.1         Termination.

(a)   This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(i)            by mutual written consent of the Purchaser and Pearson;

(ii)           by Purchaser or Pearson, if the Closing is not consummated on or before April 16, 2007 (the “Outside Date”), unless the failure to consummate the Closing is the result of a willful and material breach of this Agreement by the party seeking to terminate the Agreement;

(iii)          by the Purchaser, if any of the Sellers breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would reasonably give rise to the failure of a condition set forth in Section 9.2(a) or (b) and (ii) either (x) cannot be cured or (y) has not been cured by the Outside Date (provided, that the consummation of the transactions contemplated hereunder is not then being prevented by the willful and material breach by the Purchaser of any of the representations, warranties or covenants contained in this Agreement);

(iv)          by Pearson, if the Purchaser breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would reasonably give rise to the failure of a condition set forth in Section 9.3(a) or (b), and (ii) either (x) cannot be cured or (y) has not been cured by the Outside Date (provided, that the consummation of the transactions contemplated hereunder is not then being prevented by the willful and material breach by the Sellers of any of the representations, warranties or covenants contained in this Agreement); or

(v)           by the Purchaser or Pearson if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order or other action is final and non-appealable.

(b)   The party seeking to terminate this Agreement pursuant to Section 10.1(a)(ii), (iii), (iv) or (v) shall give written notice of such termination to the other party hereto.

10.2         Effect of Termination.

(a)   In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Purchaser or the Sellers or their respective officers, directors, stockholders or Affiliates hereunder or in respect hereof, except as set forth in Section 10.2(b); provided, however, that the provisions of Sections 7.1, 8.3, this Section 10.2 and Article XII shall remain in full force and effect and survive any termination of this Agreement.

(b)   In the event that this Agreement is terminated by Pearson pursuant to Section 10.1(a)(iv), then the Purchaser and the Parent shall pay, or shall cause to be paid, to Pearson a fee equal to $20,000,000 (the “Termination Fee”) as liquidated damages, by wire transfer of immediately available funds to an account or accounts designated by Pearson, within two Business Days following such termination. The parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon such termination of this Agreement in circumstances where the Termination Fee is payable in accordance with this Section 10.2(b), the rights to payments under this Section 10.2(b):  (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Each of the parties hereto acknowledges that the agreements contained in this Section 10.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not enter into this Agreement. The Sellers hereby agree that, except as otherwise provided in this Section 10.2(b), if the Closing does not occur, in no event shall the Purchaser or the Parent have any liability to the Sellers under this Agreement.

10.3         Other Remedies. Except as provided in Section 10.2(b), in no event shall any termination of this Agreement limit or restrict the rights and remedies of any party hereto against any other party which has willfully breached any of the agreements or other provisions of this Agreement prior to termination thereof.

ARTICLE XI

INDEMNIFICATION

11.1         Survival. The representations and warranties of the parties hereto contained in this Agreement and any certificate or other document provided hereunder or thereunder will terminate at the Closing, except that the representations and warranties made in Articles III, IV and V shall survive in full force and effect until the first anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.4 (The Equity Interests), 4.1 (Organization and Good Standing), 4.2 (Capitalization), 4.16 (Environmental), 5.1 (Organization and Good Standing), and 5.2 (Authority and Enforceability) shall survive in full force and effect until the third anniversary of the Closing Date; provided, further, that the representations and warranties set forth in Sections 4.6 (Taxes), 4.14 (Employee Benefits), 4.18 (Brokers) and 5.7 (Brokers) survive the Closing until the expiration of the statute of limitations applicable to the underlying claim, including any waiver, mitigation or extension thereof; and further provided, however, that any representation or warranty that would otherwise terminate in accordance with this sentence will continue to survive if a Claim Notice shall have been timely given under this Article XI on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article XI, but only with respect to matters described in such Claim Notice. The covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of, and not survive, the Closing. The covenants and agreements which by their terms contemplate performance after the Closing and expire upon a date certain shall survive until such date certain, and those which do not expire upon a date certain shall survive the Closing in accordance with their terms until the expiration of the applicable statute of limitations.

11.2         Indemnification by Pearson. Subject to the limitations set forth herein, following the Closing, Pearson and the other Sellers shall, jointly and severally, indemnify and defend each Purchaser Group Member against, and shall hold each Purchaser Group Member harmless from, any loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, expense or Tax (collectively, “Losses”) resulting from, arising out of, or incurred by such Purchaser Group Member in connection with (a) any breach of any representation and warranty of the Sellers contained in this Agreement; (b) any breach of any covenant or agreement of the Sellers contained in this Agreement, (c) any income Tax, or chargeable gains Tax under United Kingdom law, imposed on or with respect to the Companies or any of their Subsidiaries for any Pre-Closing Period or arising as a result of the Closing (other than any such Tax to the extent taken into account in the determination of Final Net Assets pursuant to Section 2.4), (d) any liability of the Companies or any of their Subsidiaries under Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign tax law or regulation resulting from an affiliation existing prior to the Closing Date, (e) any Tax that results from any Section 338(h)(10) Election, (f) any Tax that results from the Permitted Reorganization, (g) any “degrouping charge” under United Kingdom tax law attributable to the Acquisition of Pearson Government Solutions Ltd. and (h) any capital gains Tax under Section 190 of the Mexican Income Tax Law (including any Tax on net or gross proceeds and any withholding Tax) attributable to the Acquisition of Soluciones Pearson México, S.A. de C.V. or NCS Servicios de México, S.A. de C.V. (provided, however, that Purchaser shall, upon reasonable request by the Sellers, provide documentation related to any such Tax or exemption or reduction thereof); provided that, notwithstanding any other provision of this Agreement, including this Section 11.2, Sellers shall not be required to indemnify and defend any Purchaser Group Member against, and shall not be required to hold any Purchaser Group Member harmless from, any Losses resulting from, arising out of, or incurred by such Purchaser Group Member in connection with the TSA Contract, any TSA Action or any indemnification or hold harmless rights or obligations relating thereto other than pursuant to Section 8.10.

11.3         Indemnification by the Purchaser. Subject to the limitations set forth herein, following the Closing, the Purchaser shall indemnify and defend the Sellers and their Affiliates (not including, after the Closing, the Companies and their Subsidiaries) (the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from, any Loss resulting from, arising out of, or incurred by the Seller Indemnified Parties in connection with (a) any breach of any representation, and warranty of the Purchaser contained in this Agreement, (b) any breach of any covenant or agreement of the Purchaser contained in this Agreement, (c) any claim made by any Business Employee or former Business Employee against any Seller Indemnified Parties for any severance or termination benefits pursuant to any Business Group Benefit Plan, severance plan or Law applicable to the Business or (d) any Tax imposed on the Companies or any of their Subsidiaries for any Post-Closing Period.

11.4         Indemnification Procedure for Third Party Claims.

(a)   In the event that any claim or demand for which an Indemnitor may be liable to an Indemnitee pursuant to this Article XI is asserted by a third party (a “Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (such notice, a “Claim Notice”). The Claim Notice shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the breach of representation, warranty, covenant or agreement to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Claim Notice a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b)   The Indemnitor shall have 60 days from the date on which the Indemnitor received the Claim Notice to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense. If the Indemnitor assumes the defense of such claim in accordance herewith:  (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof; (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor; and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnitee. The parties shall use commercially reasonable efforts to minimize Losses from Third Party Claims, act in good faith in responding to, defending against, settling or otherwise dealing with such claims, and cooperate in any such defense and give each other reasonable access to and copies of information, records and documents relevant thereto. Whether or not the Indemnitor has assumed the defense of such Third Party Claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent.

(c)   If the Indemnitor does not assume the defense of such Third Party Claim within 60 days of receipt of the Claim Notice, the Indemnitee will be entitled to assume such defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Sections 11.2 or 11.3, as applicable, at the expense of the Indemnitor), upon delivery of notice to such effect to the Indemnitor; provided, however, that:  the Indemnitor (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; (ii) may at any time thereafter assume defense of the Third Party Claim, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of defense of the Third Party Claim; and (iii) shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent.

(d)   This Section 11.4 shall not apply to any claim in respect of any Tax the procedures for which are governed by Section 8.5 of this Agreement.

11.5         Indemnification Procedures for Non-Third Party Claims. The Indemnitee will notify the Indemnitor in writing promptly of its discovery of any matter for which the Indemnitor may be liable to the Indemnitee pursuant to this Article XI that does not involve a Third Party Claim, which Claim Notice shall (a) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the breach of representation, warranty, covenant or agreement to which each such item is related and the computation of the amount to which the Indemnitee claims to be entitled hereunder. In the event that the Indemnitor does not notify the Indemnitee that it disputes such claim within 60 days from receipt of such Claim Notice, the claim specified therein shall be deemed a liability of the Indemnitor hereunder (subject to the limitations set forth in this Article XI, as applicable). The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

11.6         Limitations on Indemnification.

(a)   Except as set forth in Section 11.6(c), no party hereto shall be required to indemnify, defend or hold harmless any Person pursuant to this Article XI:  (i) unless a Claim Notice is timely delivered pursuant to this Article XI; (ii) unless and until the aggregate Losses of (1) the Purchaser Group Member, in the case of indemnification by the Sellers under Section 11.2(a) with respect to any breach of any representation and warranty of the Sellers contained in this Agreement (other than any breach of Section 4.6), or (2) the Sellers in the case of indemnification by the Purchaser under Section 11.3(a) with respect to any breach of any representation and warranty of the Purchaser contained in this Agreement, exceed an amount equal to (A) $9,000,000 minus (B) the aggregate Losses that are subject to the next succeeding sentence (up to $1,000,000), after which such party shall be liable only for such Losses in excess of such amount; and (iii) for any individual items where the Loss relating thereto is less than $50,000, and such items shall not be aggregated for purposes of the immediately preceding clause (ii). Notwithstanding the foregoing, the Sellers shall not be required to indemnify, defend and hold harmless the Purchaser Group Member with respect to any breach of Section 4.6 with respect to Taxes not involving income Taxes until such time as the aggregate Losses of the Purchaser Group Member under Section 11.2(a) relating to a breach of Section 4.6 with respect to Taxes (other than Taxes for which indemnification is provided under Sections 11.2(c), (d), (e), (f), (g) or (h)) exceed $1,000,000, provided that the Sellers shall be liable for such Losses only in excess of such amount (such excess amount, the “Tax Deductible”).

(b)   Except as set forth in Section 11.6(c), in no event shall the cumulative indemnification obligations of the Sellers, on the one hand, or the Purchaser, on the other hand, for Losses of the Purchaser under Section 11.3(a) and the Sellers under Section 11.2(a), respectively, in the aggregate exceed $60,000,000 (the “Cap”).

(c)   Notwithstanding the foregoing, the limitations set forth in Sections 11.6(a) and (b) shall not apply to a claim relating to (x) any breach of any warranty or the inaccuracy of any representation set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.4 (The Equity Interests), 4.1 (Organization and Good Standing), 4.2 (Capitalization), 4.18 (Brokers), 5.1 (Organization and Good Standing), 5.2 (Authority and Enforceability) and 5.7 (Brokers), or (y) any breach of any warranty or the inaccuracy of any representation that constitutes fraud.

(d)   The amount of Losses payable under this Article XI by the Indemnitor shall be reduced by any amounts actually recovered by the Indemnitee under insurance policies or from any other Person.

(e)   No party hereto shall be obligated to indemnify any other Person with respect to (i) any covenant or condition waived by the other party on or prior to the Closing, (ii) any indirect, special, incidental, consequential or punitive damages, or (iii) any Loss with respect to any matter to the extent that such matter was raised in the calculation of the adjustment of the Purchase Price pursuant to Section 2.4.

(f)    In addition to the other limitations set forth in this Article XI, with respect to any claim for indemnification regarding any breach of any representation and warranty set forth in Section 4.16:  (i) the Sellers shall have no obligation to indemnify or defend the Purchaser for any Loss unless the Loss arises out of a Third Party Claim that is not instigated or encouraged by the Purchaser or any Affiliate thereof; (ii) the Sellers shall have no obligation to indemnify or defend the Purchaser for any Loss that would not have arisen but for any intrusive investigation by the Purchaser or its agents or representatives or any disclosure to a third party by the Purchaser, except to the extent such investigation or disclosure was required by applicable Environmental Laws; and (iii) the Sellers’ indemnification obligation shall be limited to the cost of the least restrictive standard or remedy acceptable under Environmental Laws (including engineering or institutional controls or any lesser standards resulting from any site-specific risk assessments) based on an industrial use of the relevant facility or property; provided, however, that in each case, the Sellers shall have no liability for any such Loss to the extent that the Purchaser or any other Person after Closing contributed to or exacerbated the condition or circumstance forming the basis of such Loss.

(g)   Unless expressly covered by a representation or warranty contained in Article III or IV, the Purchaser shall have no claim or right to indemnification pursuant to this Article XI or otherwise, and none of the Sellers, the Business or any other Person shall have or be subject to any liability to the other party hereto or any other Person, with respect to any information, documents or materials furnished or made available to the Purchaser or any of their Affiliates, officers, directors, employees, agents or advisors by the Seller, any Affiliate thereof, the Business or any of their respective Affiliates, officers, directors, employees, agents or advisors in certain “data rooms”, management presentations or any other form in contemplation of the transactions contemplated hereby.

(h)   The Purchaser shall not be entitled to make any claim to the extent that provision or allowance for the matter or liability which would otherwise give rise to the claim in question has been made in the most recent Financial Statements of the Companies or their Subsidiaries, or it is otherwise taken account of, or reflected, in such Financial Statements of the Companies or their Subsidiaries.

11.7         Exclusive Remedy. Each party hereto acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Acquisition and the other transactions contemplated hereby or thereby, other than matters relating to the TSA Contract as set forth in Section 8.10, shall be a claim pursuant to the provisions of this Article XI or Section 8.4; provided that, the provisions of this Section 11.7 shall not apply in the case of fraud on the part of the Sellers or the Purchaser. In furtherance of the foregoing, each party hereto (on behalf of itself and their Affiliates (including, in the case of the Purchaser following the Closing, the Companies)) hereby waives, from and after the Closing, any and all rights, claims and causes of action which such party may have against the other party hereto or any of their Affiliates arising under or based upon any Law or otherwise, other than pursuant to this Article XI.

11.8         Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the parties hereto shall treat any indemnification payment made under this Article XI as an adjustment to the Purchase Price and allocable (i) to the Company to which such payment is attributable, to the extent readily ascertainable, and (ii) otherwise, to PGS.

ARTICLE XII

MISCELLANEOUS

12.1         Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by facsimile transmission, (c) mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

If to the Purchaser and Parent, to:

c/o Veritas Capital Fund Management, L.L.C.
590 Madison Avenue, 41st Floor
New York, NY 10022
Attention: Robert B. McKeon
Facsimile: (212) 688-9411

With a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention:  Benjamin M. Polk, Esq.
Facsimile:  (212) 593-5955

If to the Sellers, to:

c/o Pearson Inc.
1330 Avenue of the Americas
New York, NY  10019
Attention:  Philip J. Hoffman
Facsimile:  (212) 641-2532

and

c/o Pearson Education, Inc.
One Lake Street
Upper Saddle River, NJ  07458
Attention:  Robert L. Dancy
Facsimile:  (201) 236-4675

With a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY  10178
Attention:  Charles E. Engros, Jr.
Facsimile:  (212) 309-6001

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section, upon delivery, (x) if delivered by facsimile transmission as provided in this Section, upon confirmed receipt, (y) if delivered by mail as provided in this Section, upon the earlier of the fifth Business Day following mailing and receipt, and (z) if delivered by overnight courier as provided in this Section, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

12.2         Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by the Purchaser and the Sellers. No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.3         Expenses. Except as provided in Section 8.1, the Sellers, on the one hand, and the Purchaser, on the other hand, shall bear their own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Acquisition is consummated.

12.4         Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, however, that the Purchaser may assign this Agreement and its rights and obligations hereunder, in whole or in part, to any of their Affiliates (including the assignment to one or more Designated Purchaser Entities of any or all of its rights and obligations under Section 2.1 with respect to all or any of the Equity Interests of any Company) without the prior consent of the Sellers; provided, that the Purchaser shall remain liable for, and any such assignment shall not release, absolve or relieve the Purchaser of, or modify, limit or extinguish any of, its obligations hereunder; and further, provided, however, that the Purchaser (and the Designated Purchaser Entities) may assign or grant security interests in this Agreement and their rights hereunder, and under the other agreements and documents delivered pursuant hereto, to lenders, noteholders, or agents or trustees on their behalf in connection with the Rule 144A Offering or the Other Financing. Subject to the foregoing sentence, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.5         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

12.6         Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the County of New York in the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

12.7         Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart to this Agreement.

12.8         No Third Party Beneficiaries. No provision of this Agreement is intended or shall be deemed to confer upon any Person other than the parties hereto any rights or remedies hereunder.

12.9         Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter (except for the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms). All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

12.10       Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

12.11       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

12.12       Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

12.13       Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PGS HOLDING CORP.

		By:	/s/ Robert B. McKeon
Name: Robert B. McKeon
Title: President

Solely for purposes of Section 10.2(b) and Article XII of this Agreement:

The Veritas Capital Fund III, L.P.

		By:	/s/ Robert B. McKeon
Name: Robert B. McKeon
Title: Authorized Signatory

Pearson Inc.

By:	/s/ Philip J. Hoffman
Name: Philip J. Hoffman
Title: Executive Vice President

Pearson plc

By:	/s/ Philip J. Hoffman
Name: Philip J. Hoffman
Title: Company Secretary

Signature Page to Stock Purchase Agreement

Pearson Overseas Holdings Limited

By:	/s/ Philip J. Hoffman
Name: Philip J. Hoffman
Title: Authorized Signatory

Signature Page to Stock Purchase Agreement

NCS Pearson, Inc.

By:	/s/ Philip J. Hoffman
Name: Philip J. Hoffman
Title: Authorized Signatory

NCS Assessments Inc.

By:	/s/ Philip J. Hoffman
Name: Philip J. Hoffman
Title: Authorized Signatory

NCSP Holdings, Inc.

By:	/s/ Philip J. Hoffman
Name: Phillip J. Hoffman
Title: Authorized Signatory

Signature Page to Stock Purchase Agreement

Attachment A

Selling Entity (“Seller”)		Company Being Sold (“Company”)

1.	NCSP Holdings, Inc.	Pearson Government Solutions, Inc.

2.	NCSP Holdings, Inc.	Pearson Analytic Solutions, Inc.

3.	NCS Pearson, Inc. NCS Assessments Inc.	Soluciones Pearson México, S.A. de C.V.

4.	NCS Pearson, Inc. NCS Assessments Inc.	NCS Servicios de México, S.A. de C.V.

5.	NCS Pearson, Inc. NCS Assessments Inc.	NCS Pearson Venezuela, C.A.

6.	NCS Pearson, Inc. NCS Assessments Inc.	Pearson Soluciones S.A.

7.	Pearson Overseas Holdings Limited	Pearson Canada Solutions Limited

8.	Pearson plc	Pearson Government Solutions, Ltd.